UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of

The Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	Fee not required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

SEC 1913 (04-05)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Alaska Communications Systems Group, Inc.

600 Telephone Avenue

Anchorage, Alaska 99503-6091

April 29, 2016

LETTER FROM THE BOARD OF DIRECTORS TO SHAREHOLDERS OF ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

Dear Fellow Shareholders,

As members of your Board of Directors, our primary focus is on creating long-term value for you. We accomplish that by investing in quality management talent, collaborating with management in setting a clear strategic course for the Company and developing sound operating and financial plans, and providing diligent governance in the oversight of the Company’s strategies and execution plans.

Alaska Communications’ purpose is to be a local technology partner for its customers, delivering reliable and secure broadband and managed IT services with exceptional customer service.

2015 was an important transformational year for Alaska Communications. We went from an integrated wireline and wireless provider to a focused broadband and managed IT services company. We saw continued growth and market share increases in our focus areas of business and wholesale broadband markets in 2015. We believe we have made, and will continue to make, the needed investments to drive accretive growth for the business. We expect to create value by EBITDA and free cash flow expansion through top line growth, differentiated by customer service and reliable networks. Having achieved an industry leading leverage ratio, we are now committed to capital allocation that drives the most long-term shareholder value.

Behind this success, we have an organization of talented employees and leaders. As a Board, we seek to attract and retain high-caliber individuals, pay for performance, and align compensation with shareholder interests, while ensuring the Company is proactively providing prudent succession planning throughout the organization. A measure of this is reflected in the planned and seamless nature of recent transitions of certain senior executives, and the availability of skilled internal talent to step into expanded roles in the Company.

Board composition is vital to effective oversight. We have a team of six directors, five of whom are independent directors. We have the capabilities, experience diversity and tenure to represent your interests. Our role as stewards of your Company includes a focus on achieving long-term performance and creating value for our shareholders. We believe this is accomplished through strong business strategies, prudent corporate governance, appropriate risk management, and attention to our leadership talent and succession planning.

We encourage you to read the proxy statement carefully for more information on our 2015 results. As always, we value your continued involvement as shareholders and welcome your comments and suggestions at the address above or by email at investors@acsalaska.com. Thank you for your investment in Alaska Communications and your support.

Sincerely,

The Board of Directors of Alaska Communications Systems Group, Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

Time and Date:	8:30 a.m. Alaska daylight time, on Tuesday, June 7, 2016

Place:	Alaska Communications Business and Technology Center
600 36th Avenue
Anchorage, Alaska 99503

You can find directions to the Annual Meeting location on page 56.

Items of Business:	(1)	Elect the following directors as nominated by the Board of Directors:

		Edward (Ned) J. Hayes, Jr.	Peter D. Ley

		Margaret L. Brown	Brian A. Ross

		David W. Karp	Anand Vadapalli

	(2)	To hold an advisory vote to approve executive compensation;

	(3)	To ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

	(4)	To consider any other business properly brought before the Annual Meeting or any adjournment or postponement.

Record Date: You may vote at the Annual Meeting if you were a shareholder of record at the close of business on April 11, 2016. You have one vote at the Annual Meeting for each share of the Company’s common stock held on the Record Date. At the close of business on the Record Date, there were 51,231,070 outstanding shares of our common stock.

Your voting instructions are confidential and will not be disclosed to persons other than those recording the vote, unless you make a written comment on the proxy card, otherwise communicate your vote to management, as may be required in accordance with the appropriate legal process, or as authorized by you.

By Order of the Board of Directors

Leonard Steinberg

Senior Vice President, Legal, Regulatory, and Government Affairs and Corporate Secretary

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Voting Your Proxy

Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting of Shareholders to be held on June 7, 2016: Our 2016 Proxy Statement and Annual Report to Shareholders for the year ended December 31, 2015 are available free of charge on our investor relations website at www.alsk.com and at www.proxydocs.com/alsk.

This proxy statement or a Notice of Internet Availability of Proxy Materials is first being sent on or about April 29, 2016. We will also provide access to our proxy materials over the Internet, beginning on April 29, 2016, for the holders of record and beneficial owners of our common stock as of the close of business on April 11, 2016, the Record Date. Shareholders will have one vote at the Annual Meeting for each share of the Company’s common stock held on the Record Date. At the close of business on the Record Date, there were 51,231,070 outstanding shares of our common stock.

There are four ways shareholders may vote:

1.	By Internet: go to www.proxypush.com/alsk;

2.	By toll-free telephone: call 866-390-5401;

3.	By mail: (if you receive a paper copy of the proxy materials and wish to vote by mail); mark, sign, date and promptly mail the proxy card in the postage-paid envelope that accompanied the proxy card.

4.	In person at the Annual Meeting of Shareholders:

a.	If your shares are held directly in your name with our transfer agent, Computershare Trust Company, N.A., and you want to vote at the Annual Meeting, you must provide valid identification, such as a driver’s license, when you arrive at the Annual Meeting.

b.	If your shares are held through a broker, bank, trust or other similar organization (held in street name), and you want to vote in person at the Annual Meeting, you must obtain a valid “legal proxy”, executed in your favor, from your broker, bank, trust or other similar organization before the Annual Meeting and bring it to the Annual Meeting with you.

c.	Directions to the Annual Meeting are on page 56 of this proxy statement.

Whichever method you select to transmit your instructions the named proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by the Alaska Communications Systems Group, Inc. (“Alaska Communications”) Board of Directors (“Board”) for each proposal.

Revocation of Proxy

You may revoke your proxy before it is voted at the Annual Meeting by filing a written notice of revocation dated after the date you voted your original proxy, and either:

•	submitting a duly executed proxy for the same shares of common stock bearing a later date than the original proxy, which must be received by the Company at the address listed below no later than 1:00 p.m. Alaska daylight time on June 6, 2016; or

•	obtaining a valid legal proxy from your broker, bank or other nominee, as instructed above under the section heading “Voting Your Proxy” and attending the Annual Meeting and voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy. All written notices of revocation and other communications regarding the revocation of proxies should be addressed as follows: Alaska Communications Systems Group, Inc., Attention: Leonard Steinberg, Senior Vice President, Legal, Regulatory and Government Affairs and Corporate Secretary, 600 Telephone Avenue MS65, Anchorage, Alaska 99503-6091.

SUMMARY INFORMATION

This summary is intended to highlight certain information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and we encourage you to review the entire proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2015 for more complete information before voting.

Summary of Proposals for Shareholder Consideration

Election of Directors (Proposal 1)

Six director nominees are standing for election, each for a one-year term expiring in 2017 and until his or her respective successor is duly elected and qualified or until his or her death, resignation, disqualification or removal, if earlier. The Nominating and Corporate Governance Committee (“Nominating Committee”) performs an annual assessment to ensure that director nominees have the skills and experience to effectively oversee the Company. All nominees are current directors.

Edward (Ned) J. Hayes, Jr.	Peter D. Ley
Margaret L. Brown	Brian A. Ross
David W. Karp	Anand Vadapalli

The uncontested election of each director nominee is decided by a majority vote of the votes of the shares present in person or represented by proxy at the Annual Meeting (the “Present Shares”). Therefore, each of the six director nominees must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy at the Annual Meeting and are voting on that director.

Advisory Vote on Executive Compensation (Proposal 2)

You are being asked to cast a non-binding, advisory vote on the compensation paid to the named executive officers (“NEOs”) as disclosed in this proxy statement beginning on page 19. Last year approximately 82.8% of the votes cast (excluding broker non-votes and abstentions) supported our executive compensation program. Please see “Our Company’s 2015 ‘Say on Pay’ Vote” under the heading “Shareholder Input on Executive Compensation” for a more detailed discussion.

For this advisory vote to be approved, it must receive an affirmative vote from a majority of the votes of the Present Shares.

Ratification of the Appointment of the Independent Registered Public Accounting Firm (Proposal 3)

The Audit Committee has appointed Moss Adams LLP as our independent registered public accounting firm for 2016 and you are being asked to ratify the appointment.

For this proposal to be approved, it must receive an affirmative vote from a majority of the votes of the Present Shares.

Key Corporate Governance Practices

•	Our Corporate Governance Principles and Guidelines and Code of Ethics applicable to all employees of the Company including our officers and directors are available on our website at www.alsk.com.

•	Board Leadership – Our chairman of the Board is an independent director who is elected by the independent directors.

•	Director Independence – Five out of six of our director nominees are independent. Independent directors hold executive sessions at every regularly scheduled meeting.

•	Board Risk Oversight – The Board, as a whole, has ultimate responsibility for risk oversight and exercises its oversight both by assessing the Company’s overall risk environment and through its standing committees, each of which has primary risk oversight responsibility with respect to all matters within the scope of its duties as contemplated by its charter.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 1

•	Succession Planning – Annually, the Board conducts a detailed discussion of the Company’s leadership bench and succession plans with a focus on key positions at the senior officer level.

•	Regular Board and Committee Self-Evaluations – Annually, the Board and each of its committees conducts a self-evaluation that is reviewed by the Board, committee conducting the evaluation and the Nominating Committee.

Key Compensation Governance Practices

The following are highlights described in more detail in the Compensation Discussion and Analysis on page 19:

•	align NEO pay with Company performance;

•	balance short-term and long-term incentives;

•	minimum stock ownership guidelines for all NEOs;

•	our Board is authorized to recoup incentive compensation;

•	no guaranteed or non-performance based bonuses or salary increases;

•	no tax gross-ups for executive perquisites;

•	no single trigger change in control benefits;

•	no special executive retirement or benefit packages;

•	no excessive perquisites;

•	no hedging or pledging of Company stock; and

•	our independent compensation consultant advises the Compensation and Personnel Committee (“Compensation Committee”).

Executive Compensation Highlights

The Compensation Committee oversees the Company’s executive compensation program. The Compensation Committee designed our executive compensation program to attract, motivate and retain the key executives who drive our success while considering individual and company performance and alignment with the interests of long-term shareholders. The following compensation decisions were made in 2015:

•	Base salaries: Base salary levels remained consistent with prior years.

•	Annual Incentive Awards: Annual incentive targets remained at the same level as 2014. Annual incentive performance metrics included Adjusted EBITDA and total service and other revenue. For information on how these metrics are calculated, see “Non-GAAP Financial Measures and Performance Metrics” on page 54.

•	Long-Term Incentive Awards: Based on the success of prior-year targets aimed at reducing our debt, the Compensation Committee refocused the long-term incentive plan measures toward customer service and Adjusted Operating Cash Flow. For information on how these metrics are calculated, see “Non-GAAP Financial Measures and Performance Metrics” on page 54.

•	President and Chief Executive Officer Employment Arrangement: We entered into a new employment arrangement with our President and Chief Executive Officer (“CEO”), Anand Vadapalli, extending his employment term through mid-2018. For details of the employment arrangement, see page 42.

The Compensation Committee believes the compensation of our NEOs reflects our 2015 performance and their leadership in implementing the business strategy established by the Board. For additional information and detail about our executive compensation program, see the discussion under Compensation Discussion and Analysis in this proxy statement.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 2

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information about beneficial owners of more than five percent of the Company’s common stock outstanding as of April 1, 2016.

Name and Address	Amount and nature of beneficial ownership		Percent of class
Aegis Financial Corporation 6862 Elm Street, Suite 830, McLean, VA 22101-3838	3,398,033	(1)	6.63%

The Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, PA 19355	2,535,820	(2)	4.95%

(1)	Based solely on a Schedule 13G filed with the SEC on February 12, 2016 by Aegis Financial Corporation. The Schedule 13G indicates that Aegis Financial Corporation has shared dispositive and shared voting power with Scott L. Barbee with respect to the 3,398,033 shares.
(2)	Based solely on a Schedule 13G filed with the SEC on February 10, 2016, by The Vanguard Group, Inc. Schedule 13G indicates that The Vanguard Group, Inc. has shared dispositive power of 21,210 shares and sole dispositive power of 2,514,610 shares. The Vanguard Group, Inc. has sole voting power with respect to 21,210 shares.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 3

The following table sets forth the number of shares of the Company’s common stock beneficially owned as of April 1, 2016 by our current directors and director nominees; NEOs; and all of the directors and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each person has sole voting and investment power with respect to the shares indicated except as otherwise stated in the footnotes to the table.

		Class-Common Stock
	Name of beneficial owner	Shares owned	Other beneficial ownership	Acquirable within 60 days		Total	Percent of class (3)
Directors:
	Edward (Ned) J. Hayes, Jr.	192,550	—	—		192,550	*
	Margaret L. Brown	—	96,020	—	(1)	96,020	*
	David W. Karp	1,000	107,182	—	(1)	108,182	*
	Peter D. Ley	31,340	107,908	—	(1)	139,248	*
	Brian A. Ross	104,146	—	—		104,146	*
	Anand Vadapalli	963,176	—	—		963,176	1.88%
Named Executive Officers:						—
	Laurie M. Butcher	96,267	—	—		96,267	*
	Randy M. Ritter	62,354	—	—		62,354	*
	Leonard A. Steinberg	420,391	—	160,983	(2)	581,374	1.13%
	Michael R. Todd	171,169	—	—		171,169	*

(1)	Includes deferred units and equivalents awarded as non-employee director compensation, which have been deferred until the director’s retirement from the Board.
(2)	Includes unvested restricted stock units (“RSUs”) that are subject to acceleration and vesting upon Mr. Steinberg’s retirement from the Company.
(3)	An asterisk indicates beneficial ownership of less than 1%, based on the number of shares outstanding as of April 1, 2016.

	Shares owned	Other beneficial ownership	Acquirable within 60 days	Total	Percent of class
Total directors & executive officers as a group (11 persons)	2,119,833	311,110	160,983	2,591,926	5.06%

Section 16(a) Beneficial Ownership Reporting Compliance

Federal securities laws require executive officers, directors, and owners of more than 10% of our common stock to file reports (Forms 3, 4 and 5) with the SEC and any stock exchange or trading system on which our securities are listed. These reports relate to the number of shares of our common stock that each such person owns and any change in their ownership. Based solely on our review of Forms 3, 4 and 5 filed with the SEC, we believe that all persons required to file such forms have done so in a timely manner during 2015.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 4

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has nominated six directors for election at the 2016 Annual Meeting of Shareholders to hold office until the 2017 Annual Meeting and the election and qualification of their successors. Each of the nominees is a current director who was elected at the 2015 Annual Meeting.

The nominees for director are: Edward (Ned) J. Hayes, Jr., Margaret L. Brown, David W. Karp, Peter D. Ley, Brian A. Ross, and Anand Vadapalli. Each of these nominees has agreed to be named in this proxy statement and to serve as a director if elected. If, at the time of the Annual Meeting, any nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute nominee designated by the Board, unless the Board chooses to reduce its size. The Board has no reason to believe that any of the nominees will be unable or will decline to serve if elected.

Nominees for Director

Set forth in the following section is certain information furnished to us by the director nominees. All of the nominees, with the exception of Mr. Vadapalli, qualify as independent directors in accordance with the SEC and Nasdaq definitions for independence and the standards established in our Corporate Governance Principles and Guidelines. There are no family relationships among any of our current directors or executive officers. None of the corporations or other organizations referenced in the biographical information below is a parent, subsidiary or other affiliate of Alaska Communications.

The specific experience, qualifications, attributes and skills of each nominee that led to the nomination for director are noted below with each individual biography.

Nominated Directors and Their Business Experience

Edward (Ned) J. Hayes, Jr. Chairman of the Board of Directors Age: 60 Director Since: 2006 Elected Chairman April 2011 Alaska Communications Committees • Audit

Skills, Qualifications and Factors

• Extensive executive and financial management expertise, including as a CFO and in other senior financial management positions at large, publicly traded companies in the computer, broadband, communications and data storage industries;

• prior board experience as chair of audit committees; and

• an audit committee financial expert as that term is defined by Nasdaq and securities law.

Mr. Hayes is currently a private investor in, and consultant to, the high tech industry. In January of 2015, he announced his retirement as senior vice president and chief financial officer (“CFO”) of Aviat Networks, Inc. (Nasdaq: AVNW) a leading company in wireless transmission and networking solutions for the mobile and non-mobile markets. He joined Aviat Networks in October of 2011 after serving as the CFO of Pillar Data Systems, Inc., a privately held enterprise data storage company. Prior to joining Pillar, Mr. Hayes served as executive vice president and CFO of Quantum Corporation (NYSE: QTM), a global leader in data back-up, recovery and archive storage. He joined Quantum after serving as President and CEO of DirecTV Broadband, Inc. Prior to DirecTV Broadband, Mr. Hayes served as executive vice president and CFO at Telocity, Inc. (Nasdaq: TLCT), and financial vice president and CFO in two of Lucent Technologies’ divisions, including the $20 billion global service provider business. He has also held senior financial management positions at other multinational companies such as Unisys Corporation (NYSE: UIS), Asea Brown Boveri (ABB), and Credit Suisse First Boston. Mr. Hayes is a Board Leadership Fellow with the National Association of Corporate Directors (“NACD”). He has previously served as an independent director and chair of the audit committee of New Wave Research, Inc. and as an independent director and chair of the audit committee of NPTest, Inc. Mr. Hayes has served as an advisor to the President and CEO of Super Micro Computer, Inc. (Nasdaq: SMCI) after having served the company as an independent director and chair of the audit committee. Mr. Hayes conducted his graduate studies in accounting and finance at New York University’s Stern Graduate School of Business and received his undergraduate degree in Philosophy from Colgate University in New York.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 5

Margaret L. Brown Director Age: 66 Director Since: 2012 Alaska Communications Committees • Compensation and Personnel • Nominating and Corporate Governance

Skills, Qualifications and Factors

• Experience as President and CEO of an Alaska Native corporation with diverse operations including telecommunications among others;

• experience providing strategic guidance and development of business opportunities that resulted in significant growth; and

• a lifelong Alaskan and a recognized leader in the state.

Ms. Brown held the position of president and CEO of CIRI, an Alaska Native Regional Corporation, from 2005 to 2013. Ms. Brown also held several management positions within CIRI since joining in 1976. During her more than 35 years at CIRI, Ms. Brown led the corporation through significant growth by diversifying its interests across several industries crucial to Alaskans. Ms. Brown also worked with state and federal agencies, as well as the U.S. Congress, to help implement the Cook Inlet Land Exchange, widely considered one of the largest land exchanges in the nation’s history. Ms. Brown currently serves on the boards of the Student Conservation Association and the National Museum of the American Indian. During 2015, she also served on the boards of Commonwealth North and the Alaska Native Heritage Center. Ms. Brown is a member of an advisory board for Alaska Airlines and during 2015 also served on the advisory board of the University of Alaska Anchorage Honors College. Her leadership in Alaska has been recognized with the Alaska Journal of Commerce’s Business Person of the Year in 2013, an Athena Award in 2012, the fDi Magazine business personality of the year award in 2008, and the Alaska Business Hall of Fame laureate honor in 2009. Ms. Brown holds a BS degree in biology from the University of Oregon and a MBA degree in business administration from the University of Colorado. She is also a Board Leadership Fellow with the NACD. Ms. Brown is a lifelong Alaskan of Yup’ik descent and was raised in Takotna, a small village in central Alaska.

David W. Karp Director Age: 49 Director Since: 2011 Alaska Communications Committees • Compensation and Personnel • Nominating and Corporate Governance (Chair)

Skills, Qualifications and Factors

• Serves as leader of a service-based firm operating across Alaska, Lower 48, Canada and Mexico;

• experience as the CEO of a business expanding into the contiguous 48 states;

• background in the Alaska tourism business and as a business buyer of the services that are key to the Company’s growth; and

• reputation as a motivational leader, manager and respected member of the Alaska community.

Mr. Karp is the president and CEO of Northern Aviation Services, Inc., an Anchorage based company that manages Northern Air Cargo, Aloha Air Cargo, and various other aviation related businesses. The company operates a fleet of Boeing 737 aircraft within the states of Alaska and Hawaii, the contiguous U.S. states, Canada and Mexico. Mr. Karp previously served as the Vice President and Chief Operating Officer of Anchorage-based Hawaiian Vacations. Prior to that, Mr. Karp served as the executive director of the Alaska Tourism Marketing Council, overseeing the cooperative tourism marketing efforts between the State of Alaska and over 1000 private sector tourism businesses. Mr. Karp also serves as a member of the board of directors for Anchorage based Northrim Bankcorp, Inc. (Nasdaq: NRIM). He serves as the board chairman of the National Air Carriers Association, is a member of the Board of Trustees for the Alaska Aviation Museum, a board member of the Anchorage Economic Development Corporation and is involved in multiple nonprofit organizations in the community. Mr. Karp is a graduate of the University of Oregon, and he completed the Owner President Manager Program at the Harvard School of Business in March 2011. Mr. Karp is also a Board Leadership Fellow with the NACD.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 6

Peter D. Ley Director Age: 56 Director Since: 2008 Alaska Communications Committees • Audit (Chair) • Nominating and Corporate Governance

Skills, Qualifications and Factors

• Extensive executive, finance and communications industry experience;

• previous employment as a CFO of technology and telecommunications companies and as an investment banker; and

• an audit committee financial expert as that term is defined by Nasdaq and securities laws.

Mr. Ley is currently a private investor. In June 2015, he retired from the position of CFO of Hargray Holdings, LLC, a provider of cable television and telecommunications services serving the coastal regions of South Carolina and Georgia. He held this position from 2012 to 2015. Prior to joining Hargray, Mr. Ley served as CFO of Connexion Technologies, an operator of residential communications networks for gated communities and high-rise towers. In April of 2012, Connexion filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Prior to joining Connexion in November 2007, Mr. Ley served for seven years as a managing director at Bank of America Securities, responsible for managing client relationships with the U.S. telecommunications industry. Prior to joining Bank of America, he served as CFO of Pennsylvania-based Commonwealth Telephone Enterprises, Inc. Mr. Ley has also served as an investment banker at Dominick & Dominick, Furman Selz, Robert Fleming, Morgan Grenfell and Salomon Brothers. Mr. Ley holds an MBA from Harvard University in Massachusetts and a BA from Dartmouth College in New Hampshire.

Brian A. Ross Director Age: 58 Director Since: 2011 Alaska Communications Committees • Audit • Compensation and Personnel (Chair)

Skills, Qualifications and Factors

• Extensive prior experience as a CFO and COO of a large regional telecommunications company providing services outside of Alaska;

• executive leadership in providing innovative technological solutions to advance education opportunities for students in the 21st century; and

• an audit committee financial expert as that term is defined by Nasdaq and securities laws.

Mr. Ross is the Principal of Mid-Market Growth Partners, which provides rigorous analytical tools to assist clients to achieve strategic objectives and improve financial results. Previously, Mr. Ross served as President and CEO of KnowledgeWorks, an educational non-profit that provides innovative teaching pedagogies. Prior to joining KnowledgeWorks, Mr. Ross served both as the COO and CFO as part of his 13-year-tenure at Cincinnati Bell. He is a member of the board of Journal Media Group, Inc. (NYSE: JMG), where he serves as the audit committee chair and on the compensation committee. He is also a member of the board of Otelco, Inc. (Nasdaq: OTEL), where he serves on the audit and compensation committees. Mr. Ross holds a BA in economics, mathematics and statistics from Miami University as well as a MBA in statistics from the University of California.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 7

Anand Vadapalli President and Chief Executive Officer Age: 50 Director Since: 2011

Skills, Qualifications and Factors

• Strategic vision and wide-ranging, in-depth knowledge of our business operations and the competitive landscape in which our Company operates;

• extensive experience in the industry; and

• comprehensive knowledge of our Company’s many competitive challenges and opportunities.

Mr. Vadapalli was appointed by the Board, effective February 1, 2011, to serve as President and CEO of the Company. Prior to that, Mr. Vadapalli served as Executive Vice President and COO of the Company beginning October 26, 2009, with responsibility for all operational facets of our business, including network operations, technology, sales and service. Mr. Vadapalli served as our Executive Vice President, Operations and Technology, from December 2008 until October 2009 and previously was our Senior Vice President, Network & Information Technology beginning in August 2006, when he joined the Company. Before joining us, Mr. Vadapalli had most recently served as Vice President of Information Technology at Valor Telecom since February 2004. Prior to Valor, from January 2003 to February 2004, he served as Executive Vice President and Chief Information Officer at Network Telephone Corporation, and from January 1996 through January 2003, he served in various positions at Broadwing / Cincinnati Bell, including as Vice President, Information Technology. Mr. Vadapalli holds a Bachelor of Engineering in Mechanical Engineering from Osmania University in Hyderabad, India as well as a Post Graduate Diploma in Management from the Indian Institute of Management in Calcutta, India. He currently serves as a member of the board of directors of Premera Blue Cross. In addition, Mr. Vadapalli is an active participant in industry associations, serving on the boards of both the Alaska Telephone Association and the USTelecom Association.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 8

Corporate Governance

The Board is committed to strong corporate governance and believes it supports our success and helps us build long-term shareholder value. We have adopted a Code of Ethics that applies to all employees, including the CEO and President, the Senior Vice President of Finance, and directors. We have also adopted Corporate Governance Principles and Guidelines, that in conjunction with our Bylaws and charters of the committees of the Board form the framework of our corporate governance. The Board periodically reviews these governance documents as well as the rules, regulations and listing standards, and best practices suggested by recognized governance authorities. Our Corporate Governance documents are all available on our website at www.alsk.com under Corporate Governance. We will post amendments to, or waivers from, the provisions, if any exist, applicable to our directors and executives on the same website. You can also obtain a printed copy of our Code of Ethics, Corporate Governance Principles and Guidelines and committee charters at no charge by sending inquiries to investors@acsalaska.com or Investor Relations, 600 Telephone Avenue, Anchorage, Alaska 99503.

The Board conducts a self-evaluation of its performance annually that includes a review of the Board’s composition, responsibilities, leadership, committee structure, processes and effectiveness. Each committee of the Board conducts a similar self-evaluation with respect to that committee.

Board Independence

•	All members of our Board, other than Mr. Vadapalli, our President and CEO, satisfy the independence requirements of the SEC and Nasdaq rules.

•	Mr. Hayes, our presiding director and Board Chair, is an independent director.

•	All members of the Audit, Compensation, and Nominating Committees are independent directors.

•	Directors are required by our Corporate Governance Principles and Guidelines to immediately tender a resignation in the event of a conflict of interest or change of circumstances that would interfere with their fiduciary duties owed to the Company and our shareholders.

Director Nomination Process

The Nominating Committee strives to maintain an engaged, independent board with broad and diverse experience and judgment that is committed to representing the long-term interests of our shareholders. Each year the Nominating Committee assesses all director candidates, whether submitted by management or a shareholder, and recommends nominees for election to the Board. All recommendations for nomination are based upon the factors described on page 11, under the heading: “Nominating and Corporate Governance Committee,” and in this section.

Shareholders recommending candidates for director positions should submit the candidate’s name, qualifications, and other information required in our By-laws, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Alaska Communications Systems, 600 Telephone Avenue, Anchorage, Alaska 99503. Except as required by applicable law, the Nominating Committee has no obligation to nominate shareholder-recommended candidates for election as a director.

The Nominating Committee recommended and the Board determined to nominate six incumbent directors who have consented to stand for election at the 2016 Annual Meeting of Shareholders. The Nominating Committee and the Board concluded that each of these incumbent directors should be nominated based on the diversity and extent of their experience, qualifications, attributes and skills, as identified in the biographical information contained under the heading: “Nominated Directors and Their Business Experience,” beginning on page 5.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 9

Board Meetings and Committee Meetings During 2015; Annual Meeting Attendance

•	Full Board meetings held - 10

•	Meetings including executive sessions with only independent directors- 10

•	Audit Committee meetings held - 11

•	Compensation Committee meetings held - 6

•	Nominating Committee meetings held - 4

Each of the directors serving in 2015 attended at least 75% of the aggregate of the total number of meetings of the Board and all committees on which each director served during the period each director was serving on the Board and any applicable committee. While the Company has no formal policy regarding director attendance at the Annual Meeting of Shareholders, the Company encourages all directors to attend. All of the directors then serving attended the 2015 Annual Meeting of Shareholders. The table below represents the committees of the Board and the directors that served on those committees in 2015.

Board Leadership Structure

Our Board’s independent leadership is strengthened by separation of the CEO and Board Chair functions. Our Board Chair is independent director, Edward (Ned) J. Hayes, Jr. The Board has determined that its leadership structure is appropriate given its judgment that there are advantages to having a non-executive Board Chair to provide independent oversight and to engage in communications and relations between the Board, the CEO, and other senior management; in assisting the Board in reaching consensus on particular strategies and policies; and to facilitate a robust director, Board, and CEO evaluation process. The Board believes that because of this separated structure, the Board’s advisory and oversight roles are effectively focused on assisting the CEO and senior management in developing and adopting successful business strategies and risk management policies, and in making successful choices in management succession.

Succession Planning

Our Board is actively involved in talent management. The Board reviews the Company’s “people strategy” in support of its business strategy at least annually. This includes a detailed discussion of the Company’s leadership bench and succession plans with a focus on key positions at the senior officer level.

In addition, the committees of the Board regularly discuss the talent pipeline for specific critical roles. High potential leaders are given exposure and visibility to Board members through formal presentations and informal events. More broadly, the Board is regularly updated on key talent indicators for the overall workforce, including diversity, recruiting and development programs.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 10

Committees of the Board

Our Board currently has three committees: Audit, Compensation and Personnel, and Nominating and Corporate Governance. All members of these committees are required to be independent directors.

Audit Committee

The Audit Committee assists our Board in overseeing the quality and integrity of our accounting, auditing and reporting practices. The Audit Committee’s role includes overseeing the work of the Company’s accounting function and internal control over financial reporting, and the quality and integrity of the Company’s financial reports. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent auditor engaged to issue audit reports on our financial statements and internal control over financial reporting. The Audit Committee also monitors and evaluates the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including the risk assessment procedures as required.

The Audit Committee, in conjunction with the Board, has primary responsibility for oversight of the Company’s management of risks inherent in its financial reporting and financial controls, the options to mitigate such risks and the Company’s approach to such risks. The Board retains oversight of the broader risks to the Company and its operations.

The Audit Committee operates pursuant to a written charter adopted by the Board, that the Audit Committee reviews annually, and is available at www.alsk.com. The Audit Committee consists of Mr. Ley (Chair), Mr. Hayes and Mr. Ross. The Board has determined that all of the members of the Audit Committee are independent directors, as defined by the applicable SEC and Nasdaq rules, and that each of the members has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. In addition, the Board has also determined that Mr. Ley, Mr. Hayes and Mr. Ross qualify as “audit committee financial experts” as defined under the Exchange Act. The Report of the Audit Committee is included in this proxy statement, on page 51.

Compensation and Personnel Committee

The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to Company compensation plans, policies and procedures including: (i) evaluate and establish director and executive officer compensation and performance requirements; (ii) approve equity and cash incentive programs for all employees of the Company; (iii) oversee succession planning for directors, executive officers and other management, as appropriate; and (iv) produce an annual executive compensation report to be included in the Company’s proxy statement.

The Compensation Committee operates pursuant to a written charter adopted by the Board, that the Compensation Committee reviews annually, and is available at www.alsk.com. The Compensation Committee consists of Mr. Ross (Chair), Ms. Brown, and Mr. Karp. The Board has determined that all of the members of the Compensation Committee are independent directors as defined by the applicable SEC and Nasdaq rules. The report of the Compensation Committee is included in this proxy statement, starting on page 33.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in discharging its duties by identifying, assessing and recommending director nominees for the Board, and it also has primary responsibility for matters of corporate governance. The Nominating Committee consists of Mr. Karp (Chair), Ms. Brown, and Mr. Ley. The Board has determined that all of the members of the Nominating Committee are independent directors, and the nominations of directors are in full compliance with the applicable SEC and Nasdaq rules.

For director nominations, the Nominating Committee does not require director candidates to meet any particular set of minimum qualifications other than those set forth in our By-laws regarding age, legal compliance, and validity of nomination and election. As referenced in our Corporate Governance Principles and Guidelines available at www.alsk.com, the Nominating Committee considers a wide variety of qualifications, attributes and other factors in evaluating director candidates. Some of the factors used in evaluating candidates include:

•	ethical character and integrity;

•	proven business judgment and competence;

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 11

•	professional skills or management experience in dealing with a large, complex organization or complex problems similar or complementary to those encountered by our Company;

•	knowledge of the Company’s various constituencies such as employees, customers, vendors, and the business community in Alaska;

•	expertise in particular areas such as technology, finance, or marketing;

•	strategic vision;

•	diversity of professional experience and viewpoints;

•	demonstrated ability to act independently and to represent the interests of all shareholders; and

•	willingness and ability to devote the necessary time to fulfill a director’s responsibilities to the Company and our shareholders.

While the Company does not have a formal policy on Board diversity, the Nominating Committee recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board as a whole. Accordingly, as part of its evaluation of each candidate, the Nominating Committee takes into account how that candidate’s background, experience, qualifications, and skills may complement, supplement or duplicate those of other prospective candidates. We believe a diverse group can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment.

As a part of its corporate governance function, the Nominating Committee specifically reviews the qualifications of each candidate for the Board, whether an incumbent or not, for his or her understanding of our business and the competitive environment in which we operate. In addition, factors evaluated for incumbent nominees include: attendance and participation at meetings of the Board and relevant Board committees, independence and any ties to our Company. Prior to nomination, each candidate for election or re-election must consent to stand for election to the Board.

The Nominating Committee operates pursuant to a written charter adopted by the Board, that the Nominating Committee reviews annually and is available at www.alsk.com.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board has adopted a written Conflicts of Interest and Related Party Transaction Approval Policy, which is available at www.alsk.com . A “related party” is defined under the applicable SEC rule and includes our directors, executive officers, beneficial owners of 5% or more of our common stock and each of their immediate family members. A transaction involving a related party and the Company or its subsidiary that individually or taken together with other related transactions exceeds, or is reasonably likely to exceed, $120,000 is subject to review.

Under the written policy, our Nominating Committee generally is responsible for reviewing, approving or ratifying any related party transaction covered by SEC rules. The Nominating Committee will consider all the relevant facts and circumstances in determining whether or not to approve or ratify such a transaction, including:

•	whether the terms of the transaction are fair to the Company and would apply on the same basis if the transaction did not involve a related party;

•	whether there are any compelling business reasons for the Company to enter into the transaction;

•	whether the transaction would impair the independence of an otherwise independent director or nominee for director;

•	whether the Company was notified about the transaction before its commencement and if not, why pre-approval was not sought and whether subsequent ratification would be detrimental to the Company; and

•	whether the transaction would present an improper conflict of interest for any director, nominee for director or executive officer of the Company.

The Nominating Committee will approve or ratify only those transactions that are, in the Nominating Committee’s judgment, appropriate or desirable under the circumstances. There have been no related party transactions since the beginning of the 2015 fiscal year, nor are there any such transactions proposed.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 12

RISK OVERSIGHT

We believe the current leadership structure of the Board supports the risk oversight functions described below. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes. We believe this division of risk management responsibilities is the most effective approach for addressing the risks that the Company faces.

•	Full Board: is actively involved in the oversight of the risks inherent in the operation of our Company’s lines of business and implementation of its business plans. The Board reviews the operation of the business and corporate functions and addresses the primary risks associated with the Company’s business. In addition, the Board reviews the risks associated with the Company’s business plans at its annual strategic planning session and periodically throughout the year as part of its continuing consideration of the tactical performance against this business plan. Finally, as part of the preparation and filing of the Company’s Annual Report on Form 10-K, the Board performs a review of the Company’s risk profile and advises management on how best to reflect those concerns in the Company’s reporting. The Company has an Enterprise Risk Management program which operates to identify key risks within the Company. An Executive Risk Committee (“ERC”), made up of the CEO and his direct reports, oversees the program and provides periodic reporting to the Board on all areas of risk within the Company. The Board reviews the corporate risk profile and proposed risk management strategies reported by the ERC and provides insight and guidance on risk exposure. The Board pays particular attention to the Company’s plans pertaining to cyber security, receiving regular updates in this regard as part of its overall risk management oversight.

•	Audit Committee: oversees the Company’s management of risks inherent in its financial reporting and financial controls, the options to mitigate such risks and the Company’s approach to such risks. The Company’s principal financial officer reports to the Audit Committee regarding the Company’s business and financial risks. The Audit Committee assists management in identifying and evaluating risk management controls and methodologies to address identified risks.

•	Nominating Committee: establishes and reviews the Company’s Code of Ethics, monitors compliance with the Code of Ethics and also addresses risk by adopting appropriate rules for corporate governance and monitoring the Company’s compliance with our Corporate Governance Principles and Guidelines.

•	Compensation Committee: as described in more detail under the heading “Analysis of Risk in Compensation Practices” on page 34, considers the impact on the Company’s risk profile of the Company’s executive compensation program and the incentives created by the compensation awards that it administers. In addition, the Company regularly evaluates its compensation policies and procedures to determine whether they present a significant risk to the Company.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 13

DIRECTOR COMPENSATION

The current compensation program for independent directors is set with an intent to fairly compensate directors for work required for the Company while aligning directors’ interests with the long-term interests of our shareholders. The following table sets forth the aggregate dollar amount of all fees earned or paid to our independent directors for services in 2015 and includes annual retainer fees, committee membership and chairmanship fees. During 2015, Anand Vadapalli, our President and CEO, did not receive any compensation in connection with his service as a director. The compensation that we paid to Mr. Vadapalli as an employee is discussed in the “Compensation Discussion and Analysis” section beginning on page 19.

Director Compensation for 2015

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Total ($)
Edward (Ned) J. Hayes, Jr.	2015	100,004	79,996	180,000
Margaret L. Brown	2015	42,500	50,000	92,500
David W. Karp	2015	47,500	50,000	97,500
Peter D. Ley	2015	60,000	50,000	110,000
Brian A. Ross	2015	60,005	49,563	109,568
Carol G. Mills(1)	2015	18,777	22,088	40,865
John Niles Wanamaker(1)	2015	22,090	22,089	44,179

(1)	Former director, who served during 2015.
(2)	The amounts in this column reflect the grant date fair value of the stock awards, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718 (“Topic 718”), based on our stock price on the grant date. All awards are vested upon grant and there are no outstanding unvested stock awards.

Under our Board approved 2013 Alaska Communications Systems Group, Inc. Non-Employee Director Compensation and Reimbursement Policy (the “Director Compensation Policy”), which governed compensation for our non-employee directors for 2015, we provided compensation to our independent directors consisting of annual cash and equity retainers that were payable in quarterly installments, as shown in the table on the next page. Prior to the beginning of each calendar year, independent directors may elect to receive all or a portion of their cash retainer in common stock or equivalents.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 14

Type of Fee	Effective 1/1/2013
Annual Board Cash Retainer to: • Board Chair • Audit Committee Members • Other Independent Directors	$100,000 $45,000 $42,500

Annual shares or equivalents to: • Board Chair • Other Independent Directors	Based on grant date closing price $80,000 $50,000

Additional Annual Cash Retainer to: • Audit and Compensation Committee Chairs • Nominating Committee Chair	$15,000 $5,000

Our independent directors are also reimbursed for reasonable out-of-pocket expenses incurred for serving as directors.

Our Board has adopted minimum share ownership requirements for directors because we believe the Board will more effectively pursue the long-term interests of shareholders if the directors are shareholders themselves. Prior to December 2015, our Director Compensation Policy required each non-employee director to accumulate and hold at least 15,000 shares of our common stock or stock equivalents.

Effective in December 2015, our Board adopted a revised Non-Employee Director Compensation and Reimbursement Policy requiring each non-employee director to accumulate and hold common stock or common stock equivalents issued by the Company equal to at least three times his or her annual cash retainer. Each non-employee director must comply with the policy by the fifth anniversary of the director’s continuous service to our Board. All of our directors either are in full compliance with the holding requirement or have more time under the policy to reach the requirement.

Vote Required. The Company’s By-laws require director nominees to be elected by a majority vote of the votes of the Present Shares. Any incumbent that fails to receive a majority vote of the votes of the Present Shares is required to submit a resignation that will be considered by the Board and accepted absent a compelling reason for the director to remain on the Board.

Recommendation of the Board of Directors

The Board of Directors believes that Proposal 1 is in the best interests of the shareholders and unanimously recommends that shareholders vote FOR the election of each director nominee in Proposal 1.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 15

EXECUTIVE OFFICERS

The table below sets forth certain information as of April 1, 2016 about those persons currently serving as executive officers of the Company. Biographical information on Anand Vadapalli, our President and CEO, is included above in the section “Nominees for Directors.”

Name	Age	Title
Anand Vadapalli	50	President and Chief Executive Officer
Laurie M. Butcher	53	Senior Vice President, Finance
William H. Bishop	50	Senior Vice President, Business Market
Randy M. Ritter	56	Senior Vice President, Shared Services
Leonard A. Steinberg	62	Senior Vice President, Legal, Regulatory & Government Affairs and Corporate Secretary
Michael R. Todd	50	Senior Vice President, Consumer Market

Laurie M. Butcher serves as our Senior Vice President, Finance, leading the Company’s revenue, treasury and finance departments. Ms. Butcher joined Alaska Communications in 1997, and has served in several leadership roles, most recently as Vice President, Finance and Controller, before taking her current role in November of 2015. She is responsible for accounting, budgeting, and forecasting for Alaska Communications, in addition to leading strategy for Free Cash Flow growth and EBITDA margin expansion. Ms. Butcher brings more than 26 years of finance expertise to Alaska Communications, including roles in public accounting at PricewaterhouseCoopers and Deloitte & Touche and as controller for Teamsters Local 959. Ms. Butcher serves as a management trustee for the Alaska Electrical Trust Pension Fund. A lifelong Alaskan, she holds a BA degree in accounting from the University of Alaska and is a licensed CPA.

William H. Bishop serves as our Senior Vice President, Business Market. He joined Alaska Communications in August of 2004, and has served in several leadership roles for both consumer and business sales and operations. Mr. Bishop provides executive level leadership to IT services, business sales, product and marketing to provide a consistent, quality customer experience. Mr. Bishop has over 25 years of experience in telecommunications and business leadership including positions at AT&T and McCaw Communications as well as a federal government logistic contracting company. He serves on the board of directors for the Alaska State Chamber of Commerce and as chairman of the board for Alaska Business Week. Mr. Bishop holds a BS degree in Natural Sciences from the University of Alaska Anchorage and is completing his MBA in Strategic Leadership at Alaska Pacific University.

Randy M. Ritter serves as our Senior Vice President, Shared Services. Mr. Ritter joined us in September of 2013 to lead our growth in managed IT services and now oversees network strategy and planning, engineering, service activation, network management, IT, project management and process improvement to provide a great customer service experience to Alaska businesses and consumers. He brings more than 20 years of telecommunications experience to the Company and previously served as Vice President, Product Management at Sprint, Vice President, Product Marketing at Sprint-Nextel, Senior Vice President, Sales and Marketing at One Communications and Chief Operating Officer at MacroSolve, Inc. His expertise and strong track record in building teams and defining, launching and growing telecommunications and IT services brings great value to our customers, employees and shareholders. Mr. Ritter holds a BS degree in accounting from the University of South Alabama. He is also a Certified Public Accountant (inactive) and a Chartered Global Management Accountant.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 16

Leonard A. Steinberg serves as our Senior Vice President, Legal, Regulatory and Government Affairs and Corporate Secretary. Mr. Steinberg is responsible for the Company’s legal affairs, corporate governance, regulatory compliance and risk management functions. He also serves as the Company’s Chief Ethics Officer. He previously served as our Vice President, General Counsel and Corporate Secretary from 2001 through 2011 after joining us as a senior attorney in June 2000. From 1998 to 2000, Mr. Steinberg used his expertise in regulatory and administrative law to represent telecommunications and energy clients at Brena, Bell & Clarkson, P.C., an Anchorage, Alaska law firm. Prior to that, Mr. Steinberg was a partner in the firm of Hosie, Wes, Sacks & Brelsford with offices in Anchorage, Alaska and San Francisco, California. Mr. Steinberg practiced in the firm’s Anchorage office from 1996 to 1998 and in the firm’s San Francisco office from 1988 to 1996 where he primarily represented large clients in oil and gas royalty and tax disputes. Mr. Steinberg holds a JD degree from the University of California’s Hastings College of Law, an MPA from Harvard University’s Kennedy School of Government, an MBA from the University of California Berkeley’s Haas School of Business, and a BA degree from the University of California at Santa Cruz.

Michael R. Todd serves as our Senior Vice President, Consumer Market. Mr. Todd provides senior level executive management for consumer customers, owning the overall customer experience from product and marketing to service and support. Mr. Todd first joined Alaska Communications in August of 2008. Before assuming his current position, Mr. Todd served Alaska Communications as Senior Vice President, Engineering and Operations and as our Vice President, Engineering and Service Delivery. Mr. Todd brings more than 25 years of telecommunications leadership and expertise with a focus on technology development and deployment, network planning and engineering, service delivery and customer satisfaction. His achievements at Alaska Communications include improving the overall customer experience through developing and executing long-term network evolution plans, establishing engineering and service delivery and assurance standards, coordinating cross-departmental process improvement teams and implementing programs for employee training and development. Prior to Alaska Communications, Mr. Todd held various engineering and operations leadership positions at Sprint, Nortel and Ericsson, Inc. He holds a BS degree in engineering from Texas A&M University and an MBA from the University of Texas.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 17

PROPOSAL 2: ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION

In this Proposal 2, we are asking for your advisory vote on the following resolution (commonly referred to as a “say-on-pay” resolution) regarding the Company’s executive compensation as reported in this proxy statement. As part of our corporate governance practices, we hold our say-on-pay vote every year. The next vote will be at the 2017 Annual Meeting. As described in more detail in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 19, the Compensation Committee has structured our executive compensation program to seek to align each NEO’s individual compensation with the Company’s short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets.

The Company believes that its compensation programs reflect the Compensation Committee’s continued commitment to pay-for-performance principles, with a portion of our NEOs’ compensation being at-risk and subject to the achievement of measurable financial performance goals aligned with the creation of long-term shareholder value. For 2015, our NEOs’ total compensation (as reported in the Summary Compensation Table for 2015, on page 35) included at-risk compensation comprised of performance-based incentive opportunities that only pay out or vest, as appropriate, if performance objectives are met. We rewarded outstanding performance, but also held all NEOs accountable where Company performance fell short of expectations. The Compensation Committee believes that the compensation arrangements it has in place for our NEOs provide for a compensation mix that is consistent with market practice and reasonable in light of the Company’s performance and each individual executive’s performance.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the 2016 Annual Meeting of Shareholders:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the overall compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for the 2016 Annual Meeting of Shareholders, and pursuant to the disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table for 2015 and the other related tables and the accompanying narrative disclosure.”

Vote Required. Although the vote is non-binding, the Board and the Compensation Committee will review the voting results and consider the voting results when making future compensation decisions for our NEOs. For this advisory vote to be approved, it must receive an affirmative vote from a majority of the votes of the Present Shares.

Recommendation of the Board of Directors

The Board of Directors believes that Proposal 2 is in the Company’s best interest and the best interests of its shareholders and unanimously recommends a vote FOR approval, on a non-binding, advisory basis, of the compensation paid to our NEOs in 2015 as disclosed in this proxy statement.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 18

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis, or CD&A, describes our executive compensation philosophy and program in the context of the compensation paid to our Named Executive Officers or NEOs, whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this proxy statement.

Executive Summary

For 2015, the following current executive officers are NEOs:

•	Anand Vadapalli	President and Chief Executive Officer

•	Laurie M. Butcher	Senior Vice President, Finance

•	Randy M. Ritter	Senior Vice President, Shared Services

•	Leonard A. Steinberg	Senior Vice President, Legal, Regulatory and Government Affairs and Corporate Secretary

•	Michael R. Todd	Senior Vice President, Consumer Market

The following former executive officers are also NEOs, pursuant to applicable SEC rules:

•	Wayne P. Graham	former Chief Financial Officer

•	David C. Eisenberg	former Senior Vice President and Chief Revenue Officer

In 2015, Wayne Graham retired as Chief Financial Officer. Laurie Butcher, who had served the Company as Vice President of Finance for the past ten years, was promoted to Senior Vice President of Finance and is our principal financial officer. David Eisenberg, Senior Vice President and Chief Revenue Officer, also retired from the Company in 2015. Mr. Eisenberg’s responsibilities were reallocated in part to Mr. Bishop and in part to Mr. Todd as a part of our structural leadership changes described later in this section.

Our Business

Alaska Communications is the leading provider of advanced broadband and managed IT services for businesses and consumers in Alaska. We operate a highly reliable, advanced statewide data network with the latest technology and the most diverse undersea fiber optic system connecting Alaska to the contiguous U.S.

Over the last four years, we have established a foundation for growth and value creation. 2015 was an important milestone year that capped our transformation of Alaska Communications from an integrated wireline and wireless provider to a focused broadband and managed IT services company. We have demonstrated that we can grow and take market share in the business and wholesale markets. We are committed to EBITDA and Free Cash Flow expansion by driving top line growth, differentiated by customer service and reliable networks. For more information about our business, please see the sections “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2015.

2015 Business, Operational and Financial Highlights

The following are significant business and operational accomplishments in 2015:

We finalized the sale of our wireless operations. In February of 2015, we closed the sale of our wireless business, and in April of 2015, we concluded providing transition services to the buyer and wound down all remaining wireless activities ahead of schedule.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 19

We expanded our network to the North Slope of Alaska. During the second quarter of 2015, we acquired a terrestrial fiber network from ConocoPhillips Alaska and entered into a joint venture with Quintillion Holdings, LLC to operate and expand the network. This network allows us to provide additional broadband solutions to the oil and gas sector and will enable commercially-available, high-speed connectivity where previously only high-cost microwave and satellite communications were available.

We implemented structural leadership changes. We aligned our core sales and operations functions in two key areas; the business market and the consumer market. William H. Bishop who has led the Company’s growth in business sales was promoted to Senior Vice President leading our business and wholesale services market. Michael R. Todd, who has led our successful network expansion, now leads the consumer market.

We refinanced our term loan facility. In September of 2015, we entered into a combined $100 million senior secured financing, and using proceeds from this financing and cash on hand, repaid in full our 2010 Senior Credit Facility. We now have one of the strongest balance sheets in our sector, with high levels of cash and an undrawn revolver facility and no debt maturing prior to 2018.

We continued to track customer feedback to improve customer service. We have used the Net Promoter Score® (NPS®) framework to track the feedback of our customers. Our use of NPS is described in more detail in the “Non-GAAP Financial Measures and Performance Metrics” on page 54. Our business NPS improved by 50% in 2015. We believe that the feedback we receive from customers allows us to provide a differentiated service experience for our customer, which supports our growth. Moreover, we believe that improvements in NPS will directly benefit the top line through increases in market share and revenue and therefore, the Business NPS measure is now a determinant of long-term performance based compensation.

We continued to promote “Lean” initiatives to eliminate waste and simplify how we do business. Our business plan calls for systematic expense management to ensure we operate efficiently and deliver the highest level of customer service. Our team of process improvement experts are implementing Lean practices across our organization. Lean has empowered our employees to eliminate waste to improve our profitability and improve service levels to our customers.

As we have repositioned the Company through the transition from an integrated wireline and wireless provider to a focused broadband and managed IT services company, we looked to the fourth quarter of 2015 as representative of ongoing cost structures post transition. The level of fourth quarter Adjusted EBITDA was set to reflect a full quarter of operations having achieved the synergies expected following the final wrap up of wireless operations. Fourth quarter 2015 Adjusted EBITDA (“Q4 Adjusted EBITDA”), therefore, approximated a “steady state” baseline for an annualized Adjusted EBITDA from which to measure future progress. Our annualized Adjusted EBITDA exiting 2015 of $55 million (based on the Q4 Adjusted EBITDA) was within the goals we set in our 2015 guidance.

The following are 2015 financial highlights:

•	The Company made $248.7 million in net debt payments.

•	Business and wholesale revenue was $120.2 million, an increase over 2014 of 9.3%.

•	Business broadband average monthly revenue per user (“ARPU”) grew from $197.11[1] in 2014 to $235.81 in 2015. Business broadband connections grew from 18,798[2] in 2014 to 18,824 in 2015. The success in this market produced a 14.2% increase in business broadband revenue growing from $43.8 million in 2014 to $50.0 million in 2015.

•	Consumer broadband ARPU grew from $55.91 in 2014 to $58.63 while we implemented a strategy to focus on higher speed customers, leading to an anticipated decline in consumer connections from 37,412 in 2014 to 33,275 in 2015, mostly in lower speed connections. Consumer broadband revenue increased from $24.8 million in 2014 to $25.0 million in 2015.

•	Wholesale revenue for 2015 increased over the prior year by 11.3% or $3.7 million.

[1]	Business broadband ARPU for 2014 was restated to exclude certain internal use circuits.
[2]	Business broadband connections for 2014 was restated to exclude certain internal use circuits.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 20

2015 Executive Compensation Highlights

The Compensation Committee is responsible for oversight of our executive compensation program and working with senior management to align pay with performance. The Compensation Committee strives to create incentives that reward management’s efforts to advance the core business strategies established by the Board. A significant proportion of the compensation of our CEO and other NEOs is determined based on the achievement of annual performance objectives. The Compensation Committee believes that this compensation structure focuses our leaders and the employees they lead on achieving financial results, business objectives and strategies that will lead to continued long-term shareholder value creation.

Annual base salary, employee benefit programs and time-based long-term RSU awards are the elements of our executive compensation that generally are not “at risk” in any given year, although the value of all RSU awards is variable and depends on our stock price performance as driven by the performance of our business and executive team. The Compensation Committee believes that to attract, retain and motivate top-caliber executives, it needs to balance incentive awards with predictable compensation amounts that reward continued service.

The incentive-based portion of our NEOs’ pay is in the form of the annual cash incentive awards and long-term performance-based incentives. The Compensation Committee believes that this mix of base pay and long and short-term incentive-based compensation is working as intended, remains consistent with practices within our peer group, as defined on page 25, and is aligned with shareholder interests.

Consistent with the Company’s compensation philosophy, which is described in more detail beginning on page 23, the Compensation Committee made the following compensation decisions in 2015:

•	Base salaries. Base salary levels remained consistent with prior years.

•	Annual Incentive Awards. Target annual incentive amounts remained at the same level as 2014, and continued to be based 70% on Company performance and 30% on individual performance. As we continued our Company transformation in 2015 with the wrap up of the wireless operations, the Compensation Committee revised the performance measures used to guide our executive leadership. For 2015, the portion based on Company performance was set as follows: 50% of the annual cash incentive award was based on achievement of an Adjusted EBITDA[3] goal for the fourth quarter of 2015 (“Q4 Adjusted EBITDA”)[3], but also required achievement of a threshold goal of not less than 90% of our annual budgeted Adjusted EBITDA. The level of Q4 Adjusted EBITDA was set to reflect a full quarter of operations having achieved the synergies expected following the final wrap up of wireless operations approximating an annualized “steady state” baseline Adjusted EBITDA (based on the Q4 Adjusted EBITDA) as a measure of future progress. The remaining 50% was based on achievement of a goal for total service and other revenue[3]. Annual cash incentives paid to our NEOs for 2015 averaged 95.5% of their targeted awards, based on a combination of Company and individual performance.

•	Long-Term Incentive Awards. For the past two years the Compensation Committee had selected Leverage Ratio[3] as the long-term performance measure based on the business plan goal of reducing financial exposure to high levels of debt. We have successfully reduced the Company’s debt to one of the lowest levels in our sector. For 2015, the Compensation Committee refocused the long-term incentive plan measures toward customer service and Adjusted Operating Cash Flow[3]. Both of these measures are defined and described in more detail later in this CD&A. The long-term incentive awards paid to our NEOs for 2015 performance averaged 175% of their targeted awards.

•	President and CEO Employment Agreement. We entered into a new employment arrangement with our President and CEO, Anand Vadapalli, extending his employment term through mid-2018. More detail of the new agreement is presented on page 42.

[3]	For information on how this metric is calculated, see “Non-GAAP Financial Measures and Performance Metrics” on page 54.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 21

KEY FEATURES OF OUR 2015 EXECUTIVE COMPENSATION PROGRAM

The Compensation Committee believes that the executive compensation program includes key features that align the interests of our NEOs with the Company’s long-term strategic direction and shareholders’ interests. Among other items described in the CD&A, we believe these key features help ensure our compensation practices are consistent with good governance standards.

What We Do

•	We align NEO pay with Company performance:

Incentive compensation is aligned with revenue, EBITDA, cash flow and customer satisfaction, and majority significant portion of CEO compensation is at risk.

•	We balance short-term and long-term incentives:

The incentive programs provide a balance of annual and long-term incentives and include multiple measures of performance.

•	We have minimum stock ownership requirements for all NEOs:

Our CEO must own Company stock having a value of 3x his annual base salary and our other NEOs must own 1.5x their annual base salary within five years of first becoming executive officers.

•	We mitigate excessive risk-taking behaviors by NEOs:

Our executive compensation program balances incentive compensation using both short-term and long-term goals to strive to reduce the possibility that our NEOs will make excessively risky business decisions that could maximize short-term results at the expense of long-term value.

•	We authorize the Board to recoup executive compensation:

The Board has the authority to recoup compensation that resulted from a material misstatement of financial results.

•	We retain an independent compensation consultant:

The Compensation Committee seeks advice from its own independent compensation consultant.

What We Don’t Do

•	We do not offer guaranteed or non-performance based bonuses or salary increases:

None of our NEOs has an employment arrangement that guarantees any cash incentive or other annual or multi-year bonus payments or salary increases.

•	We do not provide tax reimbursements:

We do not provide tax gross-ups to any of our NEOs.

•	We do not have single trigger change in control benefits:

Our severance arrangements and 2011 Incentive Award Plan, as amended and restated, do not contain single triggers on equity vesting in the event of change in control, and instead require both a change in control and an involuntary termination of employment.

•	We do not offer special executive retirement or benefit packages:

There are no special executive retirement or benefit packages that are not available to substantially all of our employees.

•	We do not permit hedging or pledging of Company stock:

Our NEOs are prohibited from hedging or pledging their Company stock, whether vested or not.

•	We do not offer excessive perquisites:

Our NEOs receive perquisites that do not impose significant costs on the Company.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 22

Shareholder Input on Executive Compensation

Our Company’s 2015 “Say-on-Pay” Vote

At our 2015 Annual Meeting, we conducted our annual nonbinding advisory “Say-on-Pay” vote. A significant majority of our shareholders, or 82.9% of votes cast (excluding broker non-votes and abstentions) supported our proposal to approve our 2014 executive compensation program. The Compensation Committee believes that this result indicates that our shareholders generally approve of the approach the Compensation Committee has taken with respect to our executive compensation. The Compensation Committee will continue to consider shareholder input on our executive compensation structure.

Consistent with the shareholders’ advisory vote at the 2011 Annual Meeting, the Board determined that advisory votes on the Company’s executive compensation would be held annually. Accordingly, in this proxy statement the Company has included “Proposal 2: Advisory Approval of the Company’s Executive Compensation.”

Shareholder Engagement

We engage in dialogue with shareholders throughout the year in many ways. Quarterly, we conduct conference calls both telephonically and online to discuss financial results with shareholders. Periodically, we attend investor meetings at locations throughout the United States. In 2015, we presented investor materials at three third-party hosted events. We also arranged individual meetings with investors in Seattle, San Francisco, Los Angeles, Dallas, Chicago, Orlando, Phoenix, St. Louis, New York, Boston and Baltimore. Our website at www.alsk.com provides contact information so shareholders can call, write or email us with questions. Both the Compensation Committee and the Board place high value on our shareholders’ insights and consider their feedback and other factors when designing our executive compensation program and making compensation decisions. We will continue to seek opportunities for dialogue with our shareholders on executive compensation and other matters of importance to the Company and our shareholders.

Executive Compensation Program Philosophy and Objectives

The philosophy underlying our executive compensation program is designed to achieve three fundamental objectives:

(1) Attract and retain top caliber executives: Executive officers should have base salaries and employee benefits that are competitive and recognize the unique characteristics and challenges associated with our location in Alaska, so that we can attract and retain high-caliber individuals at all levels.

(2) Pay for performance: A significant portion of the annual and long-term compensation of our executive officers should vary with annual and long-term business performance and each individual’s contribution to that performance.

(3) Align compensation with shareholder interests: Executive officers should be rewarded for achieving long-term results, and those results should be aligned with the interests of our shareholders so that executives are encouraged to create and enhance sustained shareholder value and participate in the risks and rewards of ownership of our common stock.

The Compensation Committee has taken particular care to align our compensation program with the strategic plan set forth by the Board to drive long-term shareholder value. With our current CEO stepping into his role in early 2011, the imperative for the Company was two-fold; (a) establish alternate sources of revenue and cash flow growth for the Company given the anticipated declines in wireless retail and wholesale revenues, and (b) de-lever the Company to acceptable levels of debt that improve the long-term health of the business. The Board believed that the business metrics of revenue, EBITDA and leverage were fundamental drivers of shareholder value. Accordingly, for the years 2011 through 2014, we aligned management compensation to support these goals by focusing on revenue and EBITDA for annual cash incentives and focusing on leverage ratio for long-term incentive compensation. Board and management actions during this period reflect both organic and strategic initiatives to drive these metrics. The Company’s success is reflected by its earning an industry-leading percentage level of revenue growth and achieving the lowest Leverage Ratio in our sector.

With the Company’s sale of its wireless operations in early 2015 and the subsequent pay down of debt, the Board has moved to the next phase of creating long-term shareholder value by focusing on capital allocation strategies

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 23

that we believe will lead to cash flow generation and expansion. Accordingly, the Compensation Committee aligned our compensation program in 2015 to this priority by changing the determinants of long-term compensation to Adjusted Operating Cash Flow and NPS, while retaining revenue and Adjusted EBITDA as measures for annual cash incentive compensation.

The Board believes that making changes in the long-term compensation targets was appropriate at this time because increased growth in the Company’s cash flow levels creates the condition under which the Board can strive to maximize long-term shareholder value. The Board also believes that such growth needs to be achieved prudently with customer satisfaction and retention as an important measure to ensure that management is not making short-term decisions to maximize cash flow at the expense of the long-term health of the Company. Moreover, the Board believes that NPS is a reflection of the ability of the Company to increase its market share, an important driver of growth given the unique market dynamics in Alaska. When combined with our attention to operating cash flows, the Compensation Committee believes that the Company’s compensation program incents management to focus on factors that will lead to creation of long-term shareholder value.

The qualities, abilities and commitments of our NEOs are significant contributing factors to the proper leadership of our Company and the driving force for delivering shareholder value. Specifically, our current executive compensation program is designed to address our fundamental objectives in the following ways:

•	Pay base salaries near the median of our peers to allow us to compete for and retain our top talent.

•	Provide a significant portion of target NEO compensation at risk.

•	Provide long-term incentive awards with vesting over three years and equity holding requirements to ensure our executives realize returns over time as our shareholders gain value.

•	Motivate executives to pursue growth in the business as outlined in the Company’s strategic plan through incentive measures aimed at growing revenue, reaching anticipated Q4 Adjusted EBITDA and producing operating cash flow while providing exceptional customer service.

Compensation Committee Oversight of the Executive Compensation Program

Our Board believes that executive compensation oversight is a core Board responsibility and an effective tool for shaping the Company’s strategy and performance. The Compensation Committee of our Board is responsible for overseeing the development and administration of our compensation and benefits policies and programs. The Compensation Committee devotes substantial time and attention throughout the year to executive compensation matters to ensure that our program aligns with our fundamental objectives. We believe that the Company’s long-term success depends in large measure on the talents and dedication of our executive management team and our employees.

The Compensation Committee, consisting of three independent directors, is responsible for the review and approval of all aspects of our executive compensation program. The Compensation Committee’s responsibilities include oversight and review of the base salary, annual cash and equity incentives, long-term compensation and benefit programs for the Company’s executive officers, including:

•	Review and approval of Company incentive goals and objectives that must be satisfied to obtain performance-based compensation;

•	Evaluation of individual performance results in light of these goals and objectives;

•	Evaluation of the competitiveness of individual total compensation packages; and

•	Approval of changes to the total compensation packages.

The Compensation Committee considers the recommendation of the CEO in determining the compensation of the executives who report directly to him and he makes recommendations as to their individual performance goals and objectives. These recommendations are based on his assessment of each executive officer’s performance and the performance of each individual’s respective area of oversight and function. The Compensation Committee has the ultimate authority to approve or modify management’s recommended compensation packages. The Compensation Committee recommends the compensation package for our President and CEO for approval by all independent members of our Board. The CEO is not present during the voting for or deliberations about his compensation. The Compensation Committee’s charter, which sets out its duties and responsibilities and addresses other matters, can be found on our website at www.alsk.com.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 24

Role of the Compensation Consultant. The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“F.W. Cook”) as its Compensation Consultant. F.W. Cook reports directly to the Compensation Committee and the Compensation Committee has the sole authority to retain or replace F.W. Cook or hire additional consultants at any time at the Company’s expense. A representative of F.W. Cook attends meetings of the Compensation Committee, as requested, and communicates with the Compensation Committee Chair between meetings; however, the Compensation Committee makes all decisions regarding the compensation of our executives.

In connection with its engagement of F.W. Cook, the Compensation Committee considered various factors related to F.W. Cook’s independence as required by SEC regulations and Nasdaq rules. After reviewing these factors, the Compensation Committee determined that F.W. Cook’s engagement did not present any conflicts of interest that would prevent F.W. Cook from providing compensation advice to the Compensation Committee.

The Compensation Consultant provides various executive compensation services to the Compensation Committee including advising the Compensation Committee on the principal aspects of our executive compensation program design and evolving trends as well as providing market information and analysis regarding the competitiveness of our program design and our award values in relationship to the Company’s performance.

In providing its executive compensation advice, F.W. Cook used a set of 14 peer companies broadly similar to our Company with respect to both industry type and size, as measured based on revenues and market capitalization. The peer group for 2015 was revised to reflect the changes in our Company size as discussed in this CD&A. Additionally, four of our previous peer group companies were excluded because they were acquired. Those are Cbeyond, Hickory Tech, Primus Telecomm and Multiband. Two were excluded because they are no longer size appropriate, and those are General Communication and Vonage. Our peer group for 2015 was comprised of the following companies:

8X8	NTELOS
Boingo Wireless	Otelco
Hawaiian Telecom	Premiere Global
Broadview Networks	LICT
Lumos Networks	Shenandoah Telecom
GTT Comm	Spok Holdings
Inteliquent	ShoreTel

The Compensation Committee conducts a comprehensive review of the executive compensation programs of our peer group companies every two years. This review, last completed in 2014, helps determine whether the compensation paid to our NEOs is generally competitive with our peers, recognizing that our compensation practices reflect that we operate in a more geographically remote market than many of our peer group companies. Based on the information provided by F.W. Cook, base salaries, annual cash incentives and long-term incentives for our executives were roughly at the median of our peer group companies overall.

Although the Compensation Committee believes it is important to periodically review the compensation policies of a representative peer group, the Compensation Committee also believes we must adopt compensation policies that support our own business objectives, conditions and culture. Therefore, the Compensation Committee does not annually adjust the compensation paid to our NEOs based on the compensation practices of peer group companies and it does not index the total compensation of our NEOs or any element of their compensation against the peer group. We offer the compensation we believe is appropriate to attract, retain and incent our key executives in this highly competitive industry.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 25

2015 Executive Compensation Program Elements and Decisions

During 2015, the compensation structure for our NEOs included the following core elements:

•	Fixed Pay

•	Base Salary

•	Variable Pay – components where the final value of the payment is uncertain at the time of award.

•	Annual Cash Incentives;

•	Long-term performance stock units (PSUs); and

•	Long-term RSUs.

The following charts show the mix of pay types at target values for the 2015 program for our CEO and the other NEOs4.

[4]	The values for the CEO and other NEOs mix consist of current base salaries, target annual cash incentive opportunities, and the grant date fair value of long-term equity awards approved by the Compensation Committee in 2015.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 26

We believe that linking pay to the achievement of both short and long-term goals is an important cornerstone of executive engagement and supports the program’s objectives to drive the long-term success of the Company and create long-term value for our shareholders. The Compensation Committee did not change the allocation of incentive compensation opportunities for executives between annual cash incentive compensation and long-term incentive compensation in 2015. For our CEO, 21% of total target compensation is fixed in the form of base salary, while 79% is variable. His compensation is also divided between long-term at 58% and short-term at 42%. Lastly, 50% of his compensation, comprised of annual cash incentive and PSUs is at-risk. For the other NEOs, 40% of the total target compensation under our 2015 program is fixed and 60% is variable, while 36% is long-term and 64% is short-term compensation. The at-risk pay for our other NEOs is 42%. Each separate component of our 2015 executive compensation program is described in more detail in the paragraphs that follow.

The Compensation Committee considers and approves the total compensation of the CEO and the other NEOs based in part on an evaluation that considers the relation between the pay of the CEO and the other NEOs, taking into account each NEO’s particular responsibilities and span of control, as well as their individual contributions, performance, skills, judgment, leadership qualities and competencies.

Annual Salary and Incentive Compensation

Base Salaries

Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain talent. Base salary levels are established by considering a number of factors, including the needs of the Company, the nature and responsibility of each NEO’s position, the particular qualifications, experience and expertise of the individual, competitiveness of the market for the NEO’s services, the NEO’s potential for driving the Company’s success in the future, individual performance and evaluation of peer group compensation. There were no increases in base salaries for our NEOs in 2015, other than our newly promoted Senior Vice President of Finance who received a base pay increase due to her promotion and increased responsibilities. Base salaries are shown in the “Salary” column of the Summary Compensation Table for 2015 following this CD&A.

Annual Cash Incentive Awards

The annual incentive plan is designed to reward executives based on the achievement of Company and individual performance goals for the performance year. The target level of annual cash incentives for our NEOs remained the same for 2015 at 60% of base salary for all our NEOs except for our CEO, whose target annual cash incentive is set at 100% of base salary. For all NEOs, 70% of their annual incentive compensation is based on Company performance goals and 30% is based on individual performance.

The individual performance portion of each NEO’s cash incentive award may be adjusted upward or downward based on the Compensation Committee’s evaluation of individual performance. This can result in cash incentive payouts greater or lesser than what would otherwise have been payable based solely on the calculation of Company performance goals and Company results. The portion of the cash incentive payouts tied to Company performance is forfeited if the Company does not achieve both a threshold level of annual Adjusted EBITDA, and a minimum predetermined percentage of the Company performance goals. Cash incentive payments for NEOs generally may not exceed 150% of the annual target amounts. Annual cash incentive award payouts generally occur during the first four months of the year following the performance year after completion of the Company’s audited financial statements.

The Compensation Committee established two clear, quantifiable Company performance goals for payment of cash incentive compensation for 2015 that reflect elements of the overall business strategy. Each goal was weighted as one-half of the Company performance portion of the award in determining the payout to our NEOs based on 2015 results.

•	50% based on a Q4 Adjusted EBITDA goal of $14.275 million[5].

•	50% based on a Total Service and Other Revenue goal of $221 million.

[5]	The minimum threshold for payout based on this goal also required achieving not less than 90% of annual budgeted Adjusted EBITDA of $45.2 million for the full 2015 fiscal year.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 27

For information on how these metrics are calculated, see “Non-GAAP Financial Measures and Performance Metrics” on page 54. The level of Q4 Adjusted EBITDA was set to reflect a full quarter of operations having achieved the synergies expected following the final wrap up of wireless operations approximating a go forward “steady state” baseline Adjusted EBITDA performance from which to measure future progress. The Compensation Committee believes the Adjusted EBITDA goal is an indicator of the Company’s overall success because it eliminates the effects of period-to-period changes in costs associated with capital investments, interest and stock-based compensation expense that are not directly attributable to the underlying performance of the Company’s business operations. The Total Service and Other Revenue goal was selected because of its importance in generating future Adjusted EBITDA, and it supports our belief in the market opportunity for business broadband as a key component of revenue.

Payout based on these Company performance metrics allowed for adjustment between a minimum threshold payout of 50% of the incentive cash target upon reaching 90% of the performance goal and adjusted incrementally to 100% payout upon reaching 100% of the performance goal set by the Compensation Committee. Company performance below 90% of goal would result in no payout for that portion of the NEOs’ cash incentive compensation. To reward executives for exceeding goals, the Compensation Committee provided additional incentives for achievement above 100% of goal calculated incrementally between 100% and a maximum payout of 150% at achieving 110% of goal.

Performance Determination. The Company’s actual results for 2015 compared to the preset goals are shown in the table below:

Description	Goal (millions)	Results (millions)
Q4 Adjusted EBITDA	$14.275	$13.845
Total Service and Other Revenue	$221.000	$217.924

As shown above, results were just below goal for both performance measures. Q4 Adjusted EBITDA was at 96.9% of goal, resulting in payout of 84.9% for the half of the annual cash incentive compensation tied to Adjusted EBITDA. Total Service and Other Revenue as adjusted was at 98.6% of goal, resulting in a payout of 93.0% for the half of the annual cash incentive compensation tied to Total Service and Other Revenue.

The Compensation Committee believes that all of the current NEOs individually contributed substantially to our results. The individual performance portion of the annual cash incentive awards is a component of the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. This payment reflects the Compensation Committee’s assessment of individual performance. The following identifies the contributions of each individual that led to the determination of their annual cash incentive payment:

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 28

•	Mr. Vadapalli provided overall leadership and guidance during a major transitional year, while ensuring that core business performance stayed on track. He managed the separation of two senior executives from the Company and put together a re-constituted management team during the year. The Company successfully exited its wireless business, while establishing an important position on the North Slope with the acquisition of fiber optic assets from ConocoPhillips. The Company delivered on its annual guidance to investors, while coming in marginally below internal targets, and achieved another year of industry leading broadband growth driven by its focus area of business and wholesale.

•	Ms. Butcher was promoted to the role of Senior Vice President of Finance toward the end of 2015, reflecting not only on her solid contributions in 2015 but her contributions to the Company over her 19 years of service. She was instrumental in helping negotiate the term loan refinancing that was concluded in the third quarter of 2015. She served as our technical expert in handling all the complex accounting matters related to the sale of wireless operations, acquisition of ConocoPhillips fiber assets and the formation of a joint venture with Quintillion Holdings.

•	Mr. Steinberg continued to provide excellent advocacy for the Company’s efforts relative to Connect America Phase 2 funding, in addition to initiating an advocacy program to fund and deploy middle mile infrastructure in Alaska. Further, he provided the legal oversight relative to all the complex agreements associated with the wireless and North Slope transactions. In addition, he oversaw the wind-down of our retail stores as a big component of achieving the synergies associated with exiting the wireless business.

•	Mr. Todd was an important driver of several significant initiatives including the engineering support and transition related to the sale of wireless operations, the negotiations and network design relative to the North Slope transaction with ConocoPhillips and Quintillion Holdings, and the ongoing realization of benefits from our prior investments in automated field operations dispatch systems. Toward the end of the third quarter of 2015, he took on responsibility for our consumer business, bringing to market changes in product positioning that have been very well received by our customers.

•	Mr. Ritter continued to lead our managed IT services operations for the better part of the year, achieving strong top line growth in the area of business and wholesale revenues. He was instrumental in overseeing the replacement of our customer facing hosted mail platform, addressing a major source of customer dissatisfaction. Additionally, he oversaw the deployment of a large managed WiFi deployment in several ConocoPhillips locations on the North Slope. Toward the end of the third quarter of 2015 he took on responsibilities for engineering, IT and service delivery and since then has been a big driver of substantial improvements in our capital expenditure management process, while bringing oversight to an important fiber management system.

Long-Term Incentive Compensation

Our long-term incentive compensation award for 2015 was split evenly between PSUs and RSUs.

Performance Stock Units Awarded in 2015

Long-term incentive awards represent another performance-based portion of our NEOs’ total target compensation. These long-term incentive awards for performance years starting in 2015 are PSUs that will vest, if earned, in one-third increments over three years with an opportunity for a cash award for achievement that exceeds the goals set by the Compensation Committee. The Compensation Committee believes that having a multi-year performance period increases executive focus on our long-term business objectives and better aligns the interests of our executives with those of our shareholders. These long-term incentive awards are tied to Company performance through two measures. Two-thirds of this award is aimed at increasing operating cash flow and one third at improving customer satisfaction as measured through NPS. No level of long-term incentive awards would vest unless the threshold level of annual Adjusted EBITDA was met in 2015. For more information on these metrics, see “Non-GAAP Financial Measures and Performance Metrics” on page 54.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 29

Our 2013 and 2014 long-term incentive programs focused on debt reduction through the Leverage Ratio metric, defined on page 54 under “Non-GAAP Financial Measures and Performance Metrics.” The Compensation Committee believed that reducing our Leverage Ratio was important to the future growth of the Company because at that time our Leverage Ratio was one of the highest in our sector. We have successfully reduced our Leverage Ratio to 2.9, one of the lowest in our sector. Having successfully achieved debt reduction, for 2015, the Compensation Committee selected two measures for the long-term compensation program that address the Board’s strategic plan to grow cash flow that the Compensation Committee believes will improve enterprise value and drive top line growth through exceptional customer experience.

The Board values increasing the amount of cash we generate to provide us with more flexibility to improve shareholder value. The Compensation Committee believes Adjusted Operating Cash Flow, calculated as Adjusted EBITDA less cash interest expense, serves as a compelling indicator of the overall success of our operations because cash interest expense is not directly attributable to the underlying performance of our business operations. It measures both our success in growing our broadband and managed IT services revenue and our ability to manage our margin through operational efficiencies and cost reductions.

We measure customer service satisfaction through our business NPS described in more detail under “Non-GAAP Financial Measures and Performance Metrics” on page 58. We use this tool to gauge the loyalty of our business customer relationships that we believe is critical to our growth.

The Compensation Committee established the following performance goals for the two measures selected for long-term incentive compensation for the 2015 performance year as follows:

•	67% based on an Adjusted Operating Cash Flow goal of $34 million

•	33% based on a business NPS goal of 12

There is an incrementally lower vesting for achievement below each goal. Minimum threshold vesting at 50% occurs for the Adjusted Operating Cash Flow portion at $30.6 million and for the NPS portion if the NPS achievement is 10. Amounts up to 100% of target are settled in shares of our common stock. The 2015 PSU awards also provided for cash payments for achievement that exceeded 100% of each goal, with maximum payout of 50% of the cash value at grant for Adjusted Operating Cash Flow achievement at or above $37.4 million, and NPS achievement of at or above 14. These payout ranges are represented graphically, as follows:

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 30

As shown below, our Adjusted Operating Cash Flow result was just below goal and resulted in vesting at 97.7%, while our NPS results were well above goal resulting in vesting and payout at the maximum level for the NPS component of the award (vesting of 100% of target for this component in shares and an additional 50% cash award payout.)

Description	Goal	Results
Adjusted Operating Cash Flow	$34.000 million	$33.845 million
NPS	12	16

Restricted Stock Units Awarded in 2015

To provide a balance between long-term performance incentives and retention incentives, our NEOs were granted time-vested RSUs. While RSUs are generally not considered performance based, the value of all RSU awards vary depending on our stock price performance as driven by the performance of our business and executive team. These RSUs vest in one-third portions over three years beginning in 2015 as long as the NEO remains continuously employed with the Company.

Long-Term Awards under Prior Year Grants

In 2014, the Compensation Committee granted long-term performance cash awards that were based on Leverage Ratio goals established in the first quarter of 2014. The awards provide for payout, if earned, in three equal annual portions, with the payout of each portion subject to the Company’s attainment of the Leverage Ratio goal set by the Compensation Committee. The Compensation Committee established the Leverage Ratio goal for long-term incentive compensation for the 2015 performance year at 4.27. This performance goal is considered attained if the Leverage Ratio at the end of the year is at or below the stated goal. There is an incrementally lower payout for a Leverage Ratio above the goal. No vesting or payout would occur for a Leverage Ratio above 4.7. Fifty percent payout would occur for a Leverage Ratio of 4.7 and increase incrementally with each .01 decrease in the Leverage Ratio. At a Leverage Ratio below the goal, payouts would increase incrementally to a maximum payout of 150% for a Leverage Ratio at or below 3.84. The actual Leverage Ratio for 2015 was 2.90, well below the goal set by the Compensation Committee in 2014, and resulted in payout of the second one-third of the long-term cash incentive at 150% of target.

In 2013 the Compensation Committee granted long-term performance cash and PSU awards that were based on Leverage Ratio goals established in the first quarter of 2013. The awards provide for payout or vesting in three equal annual portions, with each portion subject to the Company’s attainment of the Leverage Ratio goal set by the Compensation Committee. The 2013 PSU awards also provided for cash payments for overachievement of the Leverage Ratio goal, with payout of the cash portion only when the Company’s Leverage Ratio is below the goal set for the year with payout increasing incrementally for each .01 decrease in the Leverage Ratio. This long-term cash payment opportunity was provided with a set target value and divided into three equal portions for the for the three performance years during the term of the award. The Compensation Committee set the Leverage Ratio goal for this award for the portion tied to 2015 performance at 3.8 with maximum payout at a Leverage Ratio at or below 3.36 and minimum threshold payout of 50% at a Leverage Ratio of 4.24. The actual Leverage Ratio for 2015 at 2.90 was well below the goal set by the Compensation Committee in 2013, resulting in a payout at 200% for the final one-third of the 2013 long-term cash award and vesting at 100% for final one-third of the 2013 PSU award at 100%. In addition, related to the PSU award, the Compensation Committee provided for a cash award for Leverage Ratio achievement below the target and that was paid at 100% of the award value.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 31

In 2013, the Board granted an additional special long-term cash incentive award to Mr. Vadapalli based on the Company’s achievement of the Leverage Ratio goals set by the Compensation Committee in 2013. The award would pay out, if earned, in two equal parts beginning in 2015. This award provided for payout up to 200% for a Leverage Ratio at or below 3.57. The second one-half of this special long-term cash award was paid at 200% because our actual Leverage Ratio for 2015 of 2.90 was well below the goal.

Constraints on All Equity Grants

Directors and employees, including the NEOs, may not purchase shares on margin or otherwise hedge or pledge any securities comprising an equity-based award. They may not sell any awards for cash before the award vests in accordance with the terms of the applicable grant agreement. Trading of shares of Company stock is further limited by our insider trading policy.

Other NEO Benefits and Perquisites

Our NEOs participate in the broad-based benefit and welfare plans that are generally available to the Company’s employees. There are no special or supplemental retirement benefits provided to our NEOs under our executive compensation program.

We provide the following perquisites to executive officers: an automobile allowance, travel and housing costs to our NEOs who live outside of Alaska, and moving expenses. We do not provide any tax-gross-ups with respect to perquisites.

Severance and Other Benefits upon Termination of Employment or Change in Control

Change in control severance provisions apply to each of our NEOs, either through the terms of their individual employment arrangements or the Company’s 2015 Officer Severance Policy that is expressly applicable under the terms of most of our NEOs’ employment arrangements. The primary purpose of these change in control protections is to align executive and shareholder interests by enabling our NEOs to assess possible corporate transactions without regard to the effect such transactions could have on their employment with the Company. In seeking to adhere to best compensation practices, the change in control provisions currently applicable to all our NEOs avoid excessive payments or “single triggers” for receipt of severance benefits in the event of a change in control. Double triggers are required for receipt of any change in control benefits (a change in control event plus the Company’s termination of the executive without cause, or resignation by the executive for good reason, within specified time periods from the change in control). There are no excise tax gross-ups included in severance arrangements. The Compensation Committee set the amount of change in control benefits provided for our executives at amounts that the Compensation Committee believes are reasonable in the event of the occurrence of the circumstances specified. The specific change in control severance provisions applicable to each NEO are discussed in more detail following the executive compensation tables under the heading: “Employment Arrangements and Potential Payments upon Termination or Change in Control.”

Compensation Governance

Our compensation philosophy and related governance features are complemented by several specific policies and practices that are designed to align our executive compensation with long-term shareholder interests, including:

No Guaranteed or Non-Performance Based Bonuses or Salary Increases

None of our NEOs has an employment arrangement or other contractual right, other than the long-term incentive awards as described above, guaranteeing any cash incentive or other annual or multi-year bonus payments or any salary increases. All cash incentive awards are earned based solely on the Company’s performance and individual NEO’s performance successes. Base salary increases are at the discretion of the Compensation Committee.

Stock Ownership Guidelines

We have adopted minimum stock ownership requirements for our NEOs because we believe that management will more effectively pursue the long-term interests of our shareholders if they are shareholders themselves. The Compensation Committee reviews our stock ownership requirements and makes changes, as needed, to bring our policy into line with evolving market practice. Our policy requires each NEO other than the CEO to accumulate and hold a number of shares of our common stock having a value of at least one-and-a-half times the

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 32

NEO’s annual base salary. The CEO is expected to hold shares of common stock equal to at least three times his base salary. Each of our NEOs has five years from his or her appointment to the position to achieve the prescribed ownership levels. All of our NEOs either are in full compliance with this requirement or have more time under the policy to reach the requirement.

Hedging or Pledging Policy

We have a policy prohibiting all employees, including the NEOs and members of our Board, from engaging in any hedging transactions with respect to our equity securities held by them or pledging Company securities as collateral.

Wealth Accumulation

The Compensation Committee does not believe that wealth accumulation, other than through our equity compensation program, should be a significant consideration when establishing our compensation policies. Our NEOs do not have a substantial benefit from their participation in our defined contribution or benefit plans. A majority of our executives’ retirement savings consists of their own contributions and accumulated retirement savings earned over lengthy careers. We believe that it would be inconsistent with the purpose of our executive compensation program, which is to motivate and reward ongoing performance, to make decisions about current compensation based on the NEOs’ accumulated savings and investment returns, whether or not under our Company plans.

Deductibility of Executive Compensation

When practicable and consistent with executive compensation goals, the Compensation Committee seeks to structure and administer our annual and long-term incentive compensation plans for our CEO and the other NEOs to maximize the tax deductibility of the payments as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. However, at times, the Compensation Committee may provide compensation that is not tax deductible if it determines that such action is appropriate. In 2015, we sought to structure our performance based compensation programs to provide for the compensation payable under the program to be deductible, however we cannot assure shareholders that all compensation paid to our NEOs is or will be deductible in all circumstances.

Incentive Compensation “Clawback” Reimbursement Policy

Our incentive award plan and award agreements include a provision that subjects awards under the plan to the provisions of applicable clawback laws, rules or regulations. Additionally, our 2015 Officer Severance Policy includes a clawback provision. This provides that any compensation paid that is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to repayment to the Company.

Tax Gross-ups

We do not provide tax gross-ups to any of our NEOs and the Compensation Committee does not plan to include tax gross-ups in any future employment arrangements.

COMPENSATION AND PERSONNEL COMMITTEE REPORT

The Compensation Committee has overall responsibility for decisions relating to all compensation plans, policies, and benefit programs as they affect the CEO and other NEOs. The Compensation Committee has reviewed and discussed the information appearing above under the heading “Compensation Discussion and Analysis” with management and, based on that review and discussion, has recommended to the Board that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Submitted by,

Brian A. Ross, Chair Margaret L. Brown David W. Karp

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 33

COMPENSATION AND PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Compensation Committee are or have been an officer or employee of the Company or have had any relationship with us requiring disclosure pursuant to Item 404 of Regulation S-K. No member of the Compensation Committee is an executive officer of another entity for which any of our executives serve as a compensation committee member. In addition, none of our executive officers served as a director for a company that employs, as an executive officer, any of our directors.

ANALYSIS OF RISK IN COMPENSATION PRACTICES

Consistent with the SEC’s disclosure requirements, the Company has assessed our compensation programs for all employees. We have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee monitors our compensation programs on an annual basis and expects to make modifications as necessary to address any changes in the Company’s business or risk profile.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 34

EXECUTIVE COMPENSATION TABLES

In this section, we provide tabular and narrative information regarding the compensation of our CEO, Senior Vice President, Finance and the next three most highly compensated executive officers who served in those capacities as of December 31, 2015. Pursuant to applicable SEC rules, our former CFO and another former officer are also included.

Summary Compensation Table for 2015

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value ($)(4)	All Other Compensation ($)(5)	Total ($)
Anand Vadapalli	2015	467,310	—	972,299	1,562,819	15,721	80,803	3,098,952
President and Chief Executive	2014	450,002	—	625,049	1,017,994	25,743	10,500	2,129,288
Officer	2013	450,002	81,000	823,201	889,059	29,814	10,500	2,283,576
Laurie M. Butcher	2015	197,630	32,730	116,667	123,784	32,659	—	503,470
Senior Vice President, Finance	2014	—	—	—	—	—	—	—
	2013	—	—	—	—	—	—	—
Randy M. Ritter	2015	259,617	—	163,332	218,773	15,684	27,525	684,931
Senior Vice President, Shared	2014	—	—	—	—	—	—	—
Services	2013	—	—	—	—	—	—	—
Leonard A. Steinberg	2015	299,078	—	224,000	382,666	9,141	10,281	925,166
Senior Vice President, Legal,	2014	288,001	—	143,999	268,535	8,804	—	709,339
Regulatory & Government Affairs	2013	286,155	30,000	247,216	347,955	15,783	—	927,109
and Corporate Secretary
Michael R. Todd	2015	274,156	—	172,478	312,132	13,510	—	772,276
Senior Vice President,	2014	—	—	—	—	—	—	—
Consumer Market	2013	—	—	—	—	—	—	—
Wayne P. Graham	2015	349,491	—	273,777	—	21,533	522,102	1,166,903
former Chief Financial Officer	2014	320,002	—	176,001	304,459	21,160	—	821,622
	2013	302,693	30,000	316,483	364,614	25,518	—	1,039,308
David C. Eisenberg	2015	328,965	75,000	233,331	—	22,244	489,058	1,148,598
former Senior Vice President and	2014	300,001	—	150,000	290,524	21,350	—	761,875
Chief Revenue Officer	2013	298,077	27,000	192,943	328,561	25,519	—	872,100

(1)	The amount for Ms. Butcher includes a long term cash incentive payable to her under her former position as a vice president, the payments will continue through 2016 at approximately 1⁄2 of the 2015 amount. The amount for Mr. Eisenberg represents a cash bonus for his efforts in negotiating and successfully closing the sale of our wireless operations.
(2)	Amounts reported for 2015 represent the fair value of RSU and PSU awards considered to be granted in 2015, as determined in accordance with the requirement of FASB Topic 718, excluding the effect of estimated forfeitures. For 2015, the amounts shown include (i) RSU awards that were granted in 2015; (ii) one-third of the PSU awards approved by the Compensation Committee in 2015, representing the portion related to 2015 performance and with respect to which the performance goals were established in 2015; and (iii) two-ninths of the PSU awards approved by the Compensation Committee in 2015, representing the portion related to 2016 and 2017 performance and with respect to which the performance goals were established in 2015. The amount does not include the portion of the 2015 PSU grant that is scheduled to vest based on 2016 and 2017 performance goals that had not been established as of December 31, 2015. For the PSU awards, the amount shown is based on the probable outcome (which reflects full 100% vesting of the awards.) Assumptions used in calculating these amounts are included in Note 17 to our audited financial statements for the year ended December 31, 2015 included in the 2015 Annual Report on Form 10-K for the year ended December 31, 2015.
(3)

Amounts represent: (i) annual cash incentive payments under our 2015 annual cash incentive program; (ii) the portion of our NEOs’ long-term cash incentive awards granted in 2013 and 2014 that was earned based upon achievement of specified Company performance targets for 2015; and (iii) the amount earned for 2015 in relation to the cash-based portion of PSU awards granted in 2013, 2014, and 2015, based on 2015 performance goals previously set by the Compensation Committee, based on attainment of better than target level, as shown in the

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 35

following table. Mr. Vadapalli also received a special cash incentive payment pursuant to an award granted under his 2013 employment arrangement. Amounts reported for each year are based on performance in that year, even if paid subsequent to year end.

NEO	Annual Cash Incentive	Overacheivement of 2015 Leverage Goal Cash	Long Term Cash Incentive	Special Cash Incentive
Mr. Vadapalli	435,570	139,724	552,525	435,000
Ms. Butcher	94,127	29,657	—	—
Mr. Ritter	142,940	5,833	70,000	—
Mr. Steinberg	164,667	49,999	168,000	—
Mr. Todd	150,945	31,827	129,360	—
Mr. Graham	—	—	—	—
Mr. Eisenberg	—	—	—	—

(4)	Amounts are based on vested benefits under the Alaska Electrical Pension Plan (“AEPP”), a multi-employer defined benefit plan. The Company does not administer the AEPP, and the amounts provided are estimates.
(5)	Mr. Vadapalli received an automobile allowance of $10,904, travel reimbursement for a house hunting trip of $793, reimbursement for legal fees attributed to the negotiation of his 2015 employment arrangement of $3,394 and reimbursement of realtor and moving expenses of $65,712 in 2015. Mr. Ritter received an automobile allowance of $9,969 and reimbursements for travel to and from his remote worksite of $17,556 in 2015. Mr. Steinberg received an automobile allowance of $10,281 in 2015. Mr. Graham earned an automobile allowance of $9,281, reimbursements for travel to and from his remote worksite of $16,821, and a severance payment of $496,000 in 2015. Mr. Eisenberg earned an automobile allowance of $6,745, reimbursements for travel to and from his remote worksite of $17,313, and a severance payment of $465,000 in 2015.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 36

Grants of Plan-Based Awards for 2015

The following table sets forth each grant of an award including equity and non-equity awards made to NEOs during the year ended December 31, 2015. Actual future payouts of non-equity incentive plan awards may vary from the estimates set forth below.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards(3)				All Other Stock Awards: Number of Shares of		Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)		Maximum (#)	Stock or Units (#)		Awards ($)
Anand Vadapalli	—	225,000	450,000	675,000	(1)	—	—		—	—		—
	3/17/2015	—	—	312,525	(2)	—	—		—	—		—
	3/17/2015	—	—	—		102,736	205,473		205,473	—		347,249
	3/17/2015	—	—	—		—	—		—	369,852	(4)	625,050
Laurie M. Butcher	—	51,610	103,220	154,830	(1)	—	—		—	—		—
	5/21/2015	—	—	21,684	(2)	—	—		—	—		—
	5/21/2015	—	—	—		7,128	14,256		14,256	—		34,357
	5/21/2015	—	—	—		—	—		—	25,661	(4)	61,843
	12/15/2015	—	—	6,579		—	—		—	—		—
	12/15/2015	—	—	—		2,076	4,153		4,153	—		7,309
	12/15/2015	—	—	—		—	—		—	7,476	(4)	13,158
Randy M. Ritter	—	75,000	150,000	225,000	(1)	—	—		—	—		—
	3/17/2015	—	—	52,500	(2)	—	—		—	—		—
	3/17/2015	—	—	—		17,258	34,516		34,516	—		58,332
	3/17/2015	—	—	—		—	—		—	62,130	(4)	105,000
Leonard A. Steinberg	—	86,400	172,800	259,200	(1)	—	—		—	—		—
	3/17/2015	—	—	72,000	(2)	—	—		—	—		—
	3/17/2015	—	—	—		23,668	47,337		47,337	—		80,000
	3/17/2015	—	—	—		—	—		—	85,207	(4)	144,000
Michael R. Todd	—	79,200	158,400	237,600	(1)	—	—		—	—		—
	3/17/2015	—	—	55,440	(2)	—	—		—	—		—
	3/17/2015	—	—	—		18,224	36,449		36,449	—		61,599
	3/17/2015	—	—	—		—	—		—	65,609	(4)	110,879
Wayne P. Graham	—	96,000	192,000	288,000	(5)	—	—		—	—		—
	3/17/2015	—	—	88,000	(6)	—	—		—	—		—
	3/17/2015	—	—	—		28,928	57,856	(7)	57,856	—		97,777
	3/17/2015	—	—	—		—	—		—	104,142	(8)	176,000
David C. Eisenberg	—	90,000	180,000	270,000	(5)	—	—		—	—		—
	3/17/2015	—	—	75,000	(6)	—	—		—	—		—
	3/17/2015	—	—	—		26,654	49,309	(7)	49,309	—		83,332
	3/17/2015	—	—	—		—	—		—	88,757	(8)	149,999

(1)	Target cash incentive award amounts represent amounts payable under our annual cash incentive program and applicable employment arrangements for performance in 2015 for each of our NEOs. Under the program, the actual incentive payments are based on the Company’s performance relative to the performance goal, as adjusted by individual performance and pro-rated for actual time served in the position. Actual awards could be as low as zero.
(2)	Amounts represent a long-term cash award granted in 2015 in conjunction with our 2015 PSU award that is eligible to be earned over three years if the Company attains the performance goals as set forth for the grant. If the Company attained the goal set forth for the 2015 PSU grant at the target level, no amount of cash would be paid. The cash incentive award would be earned only to the extent that the Company’s performance exceeds the target performance goal.
(3)	Amounts represent the 2015 grant of PSUs with respect to the applicable performance goals that were established in 2015. The grants are eligible to vest over three years based on achievement of performance goals.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 37

(4)	Amounts represent the 2015 grant of RSUs that are subject to a three-year, time based vesting schedule.
(5)	Represents amounts that were payable under our annual cash incentive program and applicable employment arrangements for performance in 2015 that were forfeited upon the executive’s termination of employment.
(6)	Amounts represent a long-term cash award granted in 2015 in conjunction with our 2015 PSU award that was eligible to be earned over three years if the Company attained the performance goals as set forth for the grant. These awards were forfeited upon the executive’s termination of employment.
(7)	Amount represents the 2015 grant of PSUs that were forfeited upon the executive’s termination of employment.
(8)	Amount Represents the 2015 grant of RSUs that were forfeited upon the executive’s termination of employment.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 38

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table provides information on the NEOs’ outstanding equity awards as of December 31, 2015. The equity awards reported consist of RSUs and equity incentive plan awards that have not vested. Our NEOs did not hold any stock options as of December 31, 2015.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Anand Vadapalli	71,857	(2)	125,750	—		—
	220,476	(3)	385,833	—		—
	369,852	(4)	647,241	—		—
	—		—	62,874	(5)	110,030
	—		—	369,852	(7)	647,241
Laurie M. Butcher	25,661	(4)	44,907	—		—
	7,476	(4)	13,083	—		—
	—		—	12,923	(5)	22,615
	—		—	11,816	(6)	20,678
	—		—	25,661	(7)	44,907
	—		—	7,476	(7)	13,083
Randy M. Ritter	4,227	(2)	7,397	—		—
	37,038	(3)	64,817	—		—
	62,130	(4)	108,728	—		—
	—		—	62,130	(7)	108,728
Leonard A. Steinberg	22,792	(2)	39,886	—		—
	49,202	(3)	86,104	—		—
	82,537	(4)	144,440	—		—
	—		—	20,588	(5)	36,029
	—		—	85,207	(7)	149,112
Michael R. Todd	18,119	(2)	31,708	—		—
	39,112	(3)	68,446	—		—
	65,609	(4)	114,816	—		—
	—		—	12,582	(5)	22,019
	—		—	65,609	(7)	114,816

(1)	Based on the closing price on December 31, 2015 of $1.75 per share of our common stock as traded in the Nasdaq Global Market.
(2)	Represents RSUs which vested in full in the first quarter of 2016.
(3)	Represents RSUs, of which 1/2 vested on March 1, 2016 and the remaining 1/2 will vest on March 1, 2017, generally subject to continued employment.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 39

(4)	Represents RSUs granted in 2015 of which 1/3 vested on March 1, 2016 and the remaining 2/3 will vest in substantially equal portions on the first Company business date in March of 2017 and 2018, generally subject to continued employment.
(5)	Represents PSUs that were outstanding on December 31, 2015 and vested in full in March of 2016, upon the Compensation Committee’s determination that we achieved the previously established Company performance goal for this grant.
(6)	Represents PSUs scheduled to vest in two substantially equal installments over two years only if the Company achieves the previously established performance goals. The Compensation Committee determined the Company achieved the 2015 performance goal for this grant and 1/2 of the PSUs subject to this grant vested on March 14, 2016. The remaining 1/2 of the PSUs subject to this grant are eligible to vest on or before March 31, 2017, based upon a Company performance goal previously established by the Compensation Committee.
(7)	Represents PSUs that were scheduled to vest in three substantially equal annual installments. The Compensation Committee determined that the Company’s achievement of the 2015 performance goals for this grant was sufficient for 98% of the portion of the PSUs relating to 2015 performance to vest on March 14, 2016. The remaining 2/3 are subject to vest on or before March 31, 2017 and 2018, based upon achievement of Company performance goals established by the Compensation Committee either at grant or by March 2016.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 40

Option Exercises and Stock Vested in 2015

The following table sets forth information regarding stock options exercised and the shares of restricted stock that vested for each of our NEOs in 2015. The value of restricted stock realized is based on the closing price of the shares on the vesting date. None of our NEOs held any outstanding stock options in 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Anand Vadapalli	247,287	413,531
Laurie M. Butcher	19,890	33,894
Randy M. Ritter	22,745	37,757
Leonard A. Steinberg	75,595	127,319
Michael R. Todd	52,059	87,200
Wayne P. Graham	74,107	123,574
David C. Eisenberg	59,544	98,982

Pension Benefits for 2015

The table set forth below includes, for each NEO, the number of years of service credited to the NEO under the AEPP as of December 31, 2015. This table includes estimates of the actuarial present value of each NEO’s accumulated benefit under the AEPP.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Anand Vadapalli	AEPP	9.00	97,972	—
Laurie M. Butcher	AEPP	20.00	310,426	—
Randy M. Ritter	AEPP	2.00	25,254	—
Leonard A. Steinberg	AEPP	16.00	315,584	—
Michael R. Todd	AEPP	7.00	67,054	—
Wayne P. Graham	AEPP	11.00	154,605	—
David C. Eisenberg	AEPP	9.00	151,229	—

The AEPP is a non-contributory, multi-employer, defined benefit pension plan administered by a board of trustees. The Company makes contributions on behalf of employees in accordance with schedules based on wage rates and job classifications. We do not include the present value of accumulated benefits under the AEPP in our audited financial statements. The amounts shown on the table above are estimates. Vested participants will receive a monthly benefit upon retirement, payable for life based on the contributions made on the participant’s behalf.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 41

EMPLOYMENT ARRANGEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into employment arrangements with each of our NEOs setting the specific terms of compensation. These arrangements are summarized on the following pages.

Anand Vadapalli

We entered into an Amended and Restated Employment Agreement with Anand Vadapalli, our President and CEO, effective August 5, 2015 (“Agreement”) which is incorporated as Exhibit 10.34 to our Annual Report on Form 10-K for the year ended December 31, 2015. The Agreement provides for a three-year employment period through June 30, 2018 with successive, automatic extensions for one-year periods thereafter unless notice of an intention to terminate the Agreement is provided by either party at least 180 days before the end of the then-current term. No change was made to annual base salary of $450,000 from the previous agreement. Mr. Vadapalli is eligible for target annual cash incentive compensation of not less than his base salary, with the actual amount to be determined each year based on achievement of annual performance objectives set by the Compensation Committee. Mr. Vadapalli is also eligible to receive long-term incentive compensation in the form of time-vested RSUs, PSUs or other equity based awards, or a combination of equity and performance-based cash awards other than the annual cash incentives. To align the interests of Mr. Vadapalli with those of our shareholders, the annual long-term awards will be guided by the principle that these awards are not less than twice the value of his annual base salary. However, the specific quantity and type of long-term awards will be determined annually by the Compensation Committee on the terms and schedule approved by the Board, based on accomplishment of performance objectives set by the Board and subject to the terms of an individual grant award agreement.

In the event Mr. Vadapalli relocates to a principal residence outside of Alaska, the Agreement provides for reimbursement of reasonable travel expenses between his residence and the Company headquarters or other appropriate business location. In the event Mr. Vadapalli relocates outside of Alaska, the Company will also reimburse reasonable living expenses while Mr. Vadapalli is working away from his principal residence, up to $2,500 per month. The Agreement allows for a reimbursement of up to $50,000 for relocation expenses and an additional $50,000 for realtor commissions associated with the sale of Mr. Vadapalli’s principal residence in Anchorage.

Other benefits include paid time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan and pension plan that are generally available to substantially all of our employees. The Agreement includes a monthly automobile allowance, which is generally available to all Company officers. Mr. Vadapalli is subject to customary non-competition and non-solicitation restrictive covenants during his employment with the Company and for a period of two years and one year, respectively, thereafter.

Upon a termination by the Company “without cause” or resignation by Mr. Vadapalli for “good reason,” as those terms are defined in his Agreement, Mr. Vadapalli is entitled to receive post-termination benefits as follows: (i) a cash payment equal to the sum of his base salary plus his target annual cash incentive; (ii) any unpaid cash incentive payment for the last full year of his employment, plus a prorated cash incentive payment for the last partial year of his employment; (iii) for awards granted in or after 2013, time-vested awards will continue to vest in accordance with their scheduled vesting periods and performance-based awards will continue to vest subject to satisfaction of the applicable performance conditions; (iv) monthly payments for up to one year equal to COBRA health insurance premiums in certain circumstances; and (v) reimbursement for relocation expenses up to $50,000 and reimbursement for realtor commissions on the sale of his residence up to $50,000, subject to certain conditions.

In the event Mr. Vadapalli’s employment is terminated by the Company “without cause” or he resigns for “good reason” in connection with a change in control of the Company, severance payments include: (i) a cash payment equal to two times the sum of his base salary plus his target annual cash bonus; (ii) any unpaid cash incentive payment for the last full year of his employment, plus a prorated cash incentive payment for the last partial year of his employment; (iii) accelerated vesting of all unvested equity awards; (iv) monthly payments equal to COBRA health insurance payments for up to 18 months, plus another 6 months at the average rate paid for the prior 18 months under certain circumstances; and (v) reimbursement for relocation expenses up to $50,000 and reimbursement for realtor commissions on the sale of his residence up to $50,000, subject to certain conditions.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 42

Should Mr. Vadapalli’s employment terminate due to death or disability, as such terms are defined in his Agreement, Mr. Vadapalli, or his estate, would be eligible to receive: (i) his base salary prorated to the date of death or cessation of active work due to disability; (ii) any unpaid cash incentive payment for the last full year of his employment, plus a prorated cash incentive payment for the last partial year of his employment; and (iii) for awards granted in or after 2013, time-vested awards will accelerate and vest upon termination and performance-based awards will continue to vest subject to satisfaction of the applicable performance conditions.

The following table sets forth the payments and benefits Mr. Vadapalli would have received, assuming a termination of his employment in the following scenarios on December 31, 2015.

Termination Event	Base Salary	Annual Cash Incentive	Long-Term Cash Incentive		Value of Accelerated Stock		Benefits		Total
Company without cause or employee for good reason	$900,000	$435,570	$1,335,599	(1)	$1,912,858	(3)	$118,400	(5)	$4,702,427
Death	—	435,570	1,335,599	(1)	1,912,858	(3)	—		3,684,027
Disability	—	435,570	1,335,599	(1)	1,912,858	(3)	—		3,684,027
Change- in-control	$1,800,000	$435,570	$971,700	(2)	$1,916,094	(4)	$136,800	(6)	$5,260,164	(7)
Company with cause or employee without good reason	—	—	—		—		—		—

(1)	Includes long-term incentive cash awards that would be payable based on achievement of Company goals for 2015. Includes target amount of $208,350 subject to vesting upon certification of achievement of Company goals for 2016.
(2)	Includes long-term incentive cash awards that would be payable in a termination in connection with a change in control, as defined in Mr. Vadapalli’s Agreement.
(3)	Includes RSU and PSU awards estimated to be payable pursuant to the terms of Mr. Vadapalli’s Agreement on December 31, 2015. The amount was calculated using the estimated total number of units multiplied by the closing price on December 31, 2015 of $1.75 per share of our common stock as traded in the Nasdaq Global Market. The actual amount payable under these awards can be determined only at the time the award would be paid.
(4)	Includes RSU and PSU awards estimated be payable pursuant to the terms Mr. Vadapalli’s Agreement on December 31, 2015. The amount was calculated using the estimated total number of units multiplied by the closing price on December 31, 2015 of $1.75 per share of our common stock as traded in the Nasdaq Global Market. The actual amount payable under these awards can be determined only at the time the award would be paid.
(5)	Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination, reimbursement of up to $50,000 each for realtor commission and relocation costs to the contiguous United States are paid.
(6)	Assumes COBRA health insurance coverage is reimbursed for the maximum period of 24-months following termination, and reimbursement of $50,000 each for realtor commission and relocation costs to the contiguous United States are paid.
(7)	Per Mr. Vadapalli’s Agreement, if a change in control event had occurred on December 31, 2015, this amount would have been reduced to approximately $4.1 million, pursuant to provisions in Mr. Vadapalli’s Agreement that provide for change in control related payments to him to be reduced in the event such reduction would place him in a better net after-tax position due to the potential application of Sections 280G and 4999 of the Internal Revenue Code (“the Code”) and associated Treasury Regulations.

Laurie M. Butcher

Ms. Butcher serves as our Senior Vice President, Finance. The terms of her employment arrangement effective on October 4, 2015 include an annual base salary of $240,000 and a target annual cash incentive of $144,000. The arrangement also provides that Ms. Butcher is eligible to receive annual long-term compensation consisting of awards of RSUs and PSUs with a total grant value equal to approximately 80% of her base salary.

Other benefits include paid time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan and pension plan, all of which are generally available to substantially all of our employees.

Upon a termination by the Company “without cause” or resignation by Ms. Butcher for “good reason,” Ms. Butcher is entitled to post-termination severance pay and benefits in accordance with the Company’s 2015 Officer Severance Policy. The 2015 Officer Severance Policy provides severance pay and benefits to officers of the

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 43

Company in the event the officer is terminated “without cause” or resigns for “good reason,” as those terms are defined in the policy. The 2015 Officer Severance Policy is included as Exhibit 10.36 to our Annual Report on Form 10-K for the year ended December 31, 2015. For Ms. Butcher, the severance pay and benefit includes a cash payment of 1.6 times her annual base salary and reimbursement for federal COBRA health insurance coverage for herself and her family for up to one year, if her employment is terminated by the Company “without cause” or Ms. Butcher resigns for “good reason”. In the event her employment is terminated by the Company “without cause” or Ms. Butcher resigns for “good reason” in connection with a change in control of the Company, severance pay and benefits include a cash payment of two times her annual base salary, reimbursement for federal COBRA health insurance coverage for herself and her family for up to one year under certain circumstances, and accelerated vesting or pay out of all unvested long-term incentive awards, whether equity or cash, held by Ms. Butcher at the time of termination of her employment. The receipt of severance pay and benefits by Ms. Butcher is subject to compliance with customary non-competition and non-solicitation covenants during the period that she is entitled to receive such benefits.

In the event of the death or disability of Ms. Butcher while employed by the Company, Ms. Butcher or her estate would be eligible to receive a prorated annual cash incentive payment. No other incentive compensation, unvested equity compensation or bonus will be deemed to have been earned or paid for the final year or partial year of employment following a death or disability.

The following table sets forth the payments and benefits Ms. Butcher would have received, assuming a termination of her employment in the following scenarios on December 31, 2015.

Termination Event	Base Salary	Annual Cash Incentive	Long-Term Cash Incentive		Value of Accelerated Stock		Benefits		Total
Company without cause or employee for good reason	$384,000	$94,127	—		—		$19,930	(3)	$498,057
Death	—	94,127	$29,657	(1)	$158,983	(2)	—		282,767
Disability	—	94,127	$29,657	(1)	158,983	(2)	—		282,767
Change- in-control	$480,000	$—	—		$159,273	(2)	$19,930	(3)	$659,203
Company with cause or employee without good reason	—	—	—		—		—		—

(1)	Includes long-term incentive cash awards that would be payable based on achievement of Company goals for 2015.
(2)	Includes RSU and PSU awards estimated be payable pursuant to the terms of the 2015 Officer Severance Policy on December 31, 2015. The amount was calculated using the estimated total number of units multiplied by the closing price on December 31, 2015 of $1.75 per share of our common stock as traded in the Nasdaq Global Market. The actual amount payable under these awards can be determined only at the time the award would be paid.
(3)	Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination.

Randy M. Ritter

Mr. Ritter serves as our Senior Vice President, Shared Services. The terms of his 2015 employment arrangement include an annual base salary of $250,000 and a target annual cash incentive of $150,000. The arrangement also provides that Mr. Ritter is eligible to receive annual long-term incentive compensation consisting of awards of equity and performance cash with a total grant value of approximately 84% of his base salary.

Mr. Ritter is also eligible to receive other benefits including paid time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan and pension plan, all of which are generally available to substantially all of our employees.

Upon a termination by the Company “without cause” or resignation by Mr. Ritter for “good reason,” Mr. Ritter is entitled to post-termination severance pay and benefits in accordance with the Company’s 2015 Officer Severance Policy. The 2015 Officer Severance Policy provides severance pay and benefits to officers of the Company in the event the officer is terminated “without cause” or resigns for “good reason,” as those terms are defined in the policy. The 2015 Officer Severance Policy is included as Exhibit 10.36 to our Annual Report on Form 10-K for the year ended December 31, 2015. For Mr. Ritter, the severance pay and benefits include a cash payment of 1.6 times his annual base salary and reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year, if his employment is terminated by the Company “without cause” or Mr. Ritter resigns for “good reason”. In the event his employment is terminated by the Company “without cause” or

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 44

Mr. Ritter resigns for “good reason” in connection with a change in control of the Company, severance pay and benefits include a cash payment of two times his annual base salary, reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year under certain circumstances, and accelerated vesting or pay out of all unvested long-term incentive awards, whether equity or cash, held by Mr. Ritter at the time of termination of his employment. The receipt of severance pay and benefits by Mr. Ritter is subject to compliance with customary non-competition and non-solicitation covenants during the period that he is entitled to receive such benefits.

In the event of the death or disability of Mr. Ritter while employed by the Company, Mr. Ritter or his estate would be eligible to receive a prorated annual cash incentive payment. No other incentive compensation, unvested equity compensation or bonus will be deemed to have been earned or paid for the final year or partial year of employment following a death or disability.

The following table sets forth the payments and benefits Mr. Ritter would have received, assuming a termination of his employment in the following scenarios on December 31, 2015.

Termination Event	Base Salary	Annual Cash Incentive	Long-Term Cash Incentive		Value of Accelerated Stock		Benefits		Total
Company without cause or employee for good reason	$400,000	$142,940	—		—		$18,400	(4)	$561,340
Death	—	142,940	$110,833	(1)	$289,125	(3)	—		542,898
Disability	—	142,940	110,833	(1)	289,125	(3)	—		542,898
Change- in-control	$500,000	$—	$78,750	(2)	$289,125	(3)	$18,400	(4)	$886,275
Company with cause or employee without good reason	—	—	—		—		—		—

(1)	Includes long-term incentive cash awards that would be payable based on achievement of Company goals for 2015.
(2)	Includes long-term incentive cash awards that would be payable in a termination in connection with a change in control as defined in the 2015 Officer Severance Policy.
(3)	Includes RSU and PSU awards estimated to be payable pursuant to the terms of the 2015 Officer Severance Policy on December 31, 2015. The amount was calculated using the estimated total number of units multiplied by the closing price on December 31, 2015 of $1.75 per share of our common stock as traded in the Nasdaq Global Market. The actual amount payable under these awards can be determined only at the time the award would be paid.
(4)	Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination.

Leonard A. Steinberg

Mr. Steinberg serves as our Senior Vice President, Legal, Regulatory and Government Affairs and Corporate Secretary. The terms of his 2015 employment arrangement include an annual base salary of $288,000 and a target annual cash incentive of $172,800. The arrangement also provides that Mr. Steinberg is eligible to receive annual long-term incentive compensation consisting of awards of equity and performance cash, with a total grant value of approximately 100% of his base salary.

Mr. Steinberg is also entitled to receive other benefits including paid time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan and pension plan, all of which are generally available to substantially all of our employees.

Upon a termination by the Company “without cause” or resignation by Mr. Steinberg for “good reason,” Mr. Steinberg is entitled to post-termination severance pay and benefits in accordance with the Company’s 2015 Officer Severance Policy. The 2015 Officer Severance Policy provides severance pay and benefits to officers of the Company in the event the officer is terminated “without cause” or resigns for “good reason,” as those terms are defined in the policy. The 2015 Officer Severance Policy is included as Exhibit 10.36 to our Annual Report on Form 10-K, for the year ended December 31, 2015. For Mr. Steinberg, the severance pay and benefits include a cash payment of 1.6 times his annual base salary and reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year, if his employment is terminated by the Company “without cause” or Mr. Steinberg resigns for “good reason”. In the event his employment is terminated by the Company “without cause” or Mr. Steinberg resigns for “good reason” in connection with a change in control of the

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 45

Company, severance pay and benefits include a cash payment of two times his annual base salary, plus his annual cash incentive payment based on achievement of annual performance goals for the prior performance year, if unpaid at the time of the event, reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year under certain circumstances, and accelerated vesting or pay out of all unvested long-term incentive awards, whether equity or cash, held by Mr. Steinberg at the time of termination of his employment. The receipt of severance benefits by Mr. Steinberg is subject to compliance with customary non-competition and non-solicitation covenants during the period that he is entitled to receive such benefits.

In the event of the death or disability of Mr. Steinberg while employed by the Company, Mr. Steinberg or his estate would be eligible to receive a prorated annual cash incentive payment. No other incentive compensation, unvested equity compensation or bonus will be deemed to have been earned or paid for the final year or partial year of employment following a death or disability.

The following table sets forth the payments and benefits Mr. Steinberg would have received, assuming a termination of his employment in the following scenarios on December 31, 2015.

Termination Event	Base Salary	Annual Cash Incentive	Long-Term Cash Incentive		Value of Accelerated Stock		Benefits		Total
Company without cause or employee for good reason	$460,800	$164,667	$265,999	(1)	$355,914	(3)	$19,930	(5)	$1,267,310
Death	—	164,667	265,999	(2)	454,825	(4)	—		885,491
Disability	—	164,667	265,999	(2)	454,825	(4)	—		885,491
Change- in-control	$576,000	$—	168,000	(1)	454,825	(4)	$19,930	(5)	$1,218,755
Company with cause or employee without good reason	—	—	$265,999	(1)	$355,914	(3)	—		621,913

(1)	Includes long-term incentive cash awards that would be payable under the terms of the award agreement due to retirement eligibility and achievement of Company goals for 2015.
(2)	Includes long-term incentive cash awards that would be payable based on achievement of Company goals for 2015.
(3)	Includes RSU and PSU awards that would be payable under the terms of the award agreement due to retirement eligibility.
(4)	Includes RSU and PSU awards estimated to be payable pursuant to the terms of the 2015 Officer Severance Policy on December 31, 2015. The amount was calculated using the estimated total number of units multiplied by the closing price on December 31, 2015 of $1.75 per share of our common stock as traded in the Nasdaq Global Market. The actual amount payable under these awards can be determined only at the time the award would be paid.
(5)	Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination.

Michael R. Todd

Mr. Todd serves as our Senior Vice President, Consumer Market. The terms of his 2015 employment arrangement include an annual base salary of $264,000 and a target annual cash incentive of $158,400. The arrangement also provides that Mr. Todd is eligible to receive annual long-term incentive compensation consisting of awards of RSUs and PSUs, with a total grant value of approximately 84% of his base salary.

Mr. Todd is also entitled to receive other benefits including paid time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan and pension plan, all of which are generally available to substantially all of our employees.

Upon a termination by the Company “without cause” or resignation by Mr. Todd for “good reason,” Mr. Todd is entitled to post-termination severance pay and benefits in accordance with the Company’s 2015 Officer Severance Policy. The 2015 Officer Severance Policy provides severance pay and benefits to officers of the Company in the event the officer is terminated “without cause” or resigns for “good reason,” as those terms are defined in the policy. The 2015 Officer Severance Policy is included as Exhibit 10.36 to our Annual Report on Form 10-K for the year ended December 31, 2015. For Mr. Todd, the severance pay and benefits include a cash payment of 1.6 times his annual base salary and reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year, if his employment is terminated by the Company “without cause”

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 46

or Mr. Todd resigns for “good reason”. In the event his employment is terminated by the Company “without cause” or Mr. Todd resigns for “good reason” in connection with a change in control of the Company, severance pay and benefits include a cash payment of two times his annual base salary, plus his annual cash incentive payment based on achievement of annual performance goals for the prior performance year, if unpaid at the time of the event, reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year under certain circumstances, and accelerated vesting or pay out of all unvested long-term incentive awards, whether equity or cash, held by Mr. Todd at the time of termination of his employment. The receipt of severance benefits by Mr. Todd is subject to compliance with customary non-competition and non-solicitation covenants during the period that he is entitled to receive such benefits.

In the event of the death or disability of Mr. Todd while employed by the Company, Mr. Todd or his estate would be eligible to receive a prorated annual cash incentive payment. No other incentive compensation, unvested equity compensation or bonus will be deemed to have been earned or paid for the final year or partial year of employment following a death or disability.

The following table sets forth the payments and benefits Mr. Todd would have received, assuming a termination of his employment in the following scenarios on December 31, 2015.

Termination Event	Base Salary	Annual Cash Incentive	Long-Term Cash Incentive		Value of Accelerated Stock		Benefits		Total
Company without cause or employee for good reason	$422,400	$150,945	—		—		$18,400	(4)	$591,745
Death	—	150,945	$198,147	(1)	$351,230	(3)	—		700,322
Disability	—	150,945	198,147	(1)	351,230	(3)	—		700,322
Change- in-control	$528,000	$—	$129,360	(2)	$351,804	(3)	$18,400	(4)	$1,027,564
Company with cause or employee without good reason	—	—	—		—		—		—

(1)	Includes long-term incentive cash awards that would be payable based on achievement of Company goals for 2015.
(2)	Includes long-term incentive cash awards that would be payable in a termination in connection with a change in control as defined in the 2015 Officer Severance Policy.
(3)	Includes RSU and PSU awards estimated to be payable pursuant to the terms of the 2015 Officer Severance Policy on December 31, 2015. The amount was calculated using the estimated total number of units multiplied by the closing price on December 31, 2015 of $1.75 per share of our common stock as traded in the Nasdaq Global Market. The actual amount payable under these awards can be determined only at the time the award would be paid.
(4)	Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 47

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has unanimously approved the appointment of Moss Adams LLP (“Moss Adams”) to be our independent registered public accounting firm for the fiscal year ending December 31, 2016. Although it is not required to do so, the Board is submitting the Audit Committee’s selection of our independent registered public accounting firm for ratification by the shareholders at the 2016 Annual Meeting to ascertain the view of the shareholders regarding this selection. For this advisory vote to be approved, it must receive an affirmative vote from a majority of the votes of the Present Shares.

The Audit Committee is not required to take any action based on the outcome of the vote on this Proposal 3; however, in the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of Moss Adams as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders. The Company does not expect that a representative of Moss Adams will be present at the 2016 Annual Meeting.

KPMG LLP (“KPMG”) served as our independent registered public accounting firm for the fiscal year ending December 31, 2015. See “Changes in Independent Registered Public Accounting Firm” below. The Company does not expect that a representative of KPMG will be present at the 2016 Annual Meeting.

Change in Independent Registered Public Accounting Firm

The Audit Committee conducted a competitive process to select a firm to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2016. As a result of this process and following careful deliberation, on March 30, 2016, the Audit Committee approved the dismissal of KPMG as the Company’s independent registered public accounting firm, effective immediately, and on March 30, 2016, approved the engagement of Moss Adams as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

KPMG’s audit reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2015 and 2014 did not contain any adverse opinions or disclaimers of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

As previously disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, KPMG’s audit report on the Company’s internal control over financial reporting as of December 31, 2015 stated that the Company had not maintained effective internal control over financial reporting because of the effect of material weaknesses related to an ineffective control environment, specifically personnel with inadequate knowledge of the design, operation and documentation of internal controls over complex, non-routine transactions; and ineffective management review and other controls over the accounting for complex, non-routine transactions, including accounting for income taxes.

As previously disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, KPMG’s audit report on the Company’s internal control over financial reporting as of December 31, 2014 stated that the Company had not maintained effective internal control over financial reporting because of the effect of a material weakness related to the failure to maintain an effective control environment and risk assessment and monitoring activities that ensure there are sufficient qualified accounting resources.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 48

During the fiscal years ended December 31, 2015 and 2014, and in the subsequent interim period through March 30, 2016, there were (i) no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreements in their reports on the Company’s consolidated financial statements for such years, and (ii) other than the material weakness described above with regards to internal control over financial reporting, no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K. The Company confirms that KPMG discussed the subject matter of each material weakness with the Audit Committee and that the Company has authorized KPMG to respond fully to the inquiries of Moss Adams concerning the subject matter of each material weakness.

During the fiscal years ended December 31, 2015 and 2014, and in the subsequent interim period through March 30, 2016, neither the Company nor anyone acting on its behalf has consulted with Moss Adams with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company or oral advice was provided that Moss Adams concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement with KPMG or a reportable event as set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

AUDIT FEES

The Sarbanes-Oxley Act passed by Congress in July of 2002, requires that the Audit Committee be directly responsible for the appointment, compensation, and oversight of the Company’s independent registered public accounting firm.

The following summarizes the fees billed to us by KPMG for services rendered in connection with fiscal years 2015 and 2014:

	2015	2014
Audit Fees (1)	$1,612,201	$810,827
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,612,201	$810,827

(1)	This category includes the audit of our annual financial statements, the review of the condensed financial statements included in our Quarterly Reports on Form 10-Q, reviews and assessment of our internal controls over financial reporting, services for SEC filings, and accounting consultations on matters reflected in the financial statements.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditors. The Audit Committee has established a policy requiring pre-approval of all audit and permissible non-audit services provided by the Independent Auditor. Before the Independent Auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Audit Committee pre-approves the engagement. Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the Independent Auditor, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management. The Audit Committee may delegate authority to grant pre-approvals to one or more of its designated members provided such approvals are presented to the full Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the Independent Auditor. Audit Committee pre-approval of non-audit services (other than review and attest services) will not be required if such services fall within available exceptions established by the SEC.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 49

Vote Required. For this proposal to be approved, it must receive an affirmative vote from a majority of the votes of the Present Shares.

Recommendation of the Board of Directors

The Board of Directors believes that Proposal 3 is in the Company’s best interest and the best interests of its shareholders and unanimously recommends a vote FOR the ratification of the appointment of Moss Adams to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 50

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Alaska Communications Systems Group, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee oversees the quality of the Company’s financial reporting process on behalf of the Board. It assists the Board in fulfilling its oversight responsibilities to the shareholders relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the audit process. While the Audit Committee sets the overall corporate tone for quality financial reporting, management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including internal control systems and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for expressing an opinion as to the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America and the effectiveness of the Company’s internal controls over financial reporting.

The Audit Committee has discussed and reviewed with its independent registered public accounting firm, KPMG, for the periods covered by this report, all matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (United States).

The Audit Committee has received from KPMG a formal written statement describing all relationships between KPMG and the Company that might bear on the auditors’ independence as required by applicable requirements of the Public Company Accounting Oversight Board and discussed with KPMG any relationships that may impact their objectivity and independence, and satisfied itself as to KPMG’s independence.

The Audit Committee has met with KPMG, with and without management present, as deemed appropriate, to discuss the overall scope of KPMG’s quarterly reviews and annual audit of the Company’s financial statements, the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of its financial reporting. The Audit Committee has met and discussed with management and KPMG the quarterly financial information and statements and the annual audited financial statements prior to the release of that information and the filing of the Company’s quarterly and annual reports with the Securities and Exchange Commission.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 28, 2016.

Submitted by,

Peter D. Ley, Chair
Edward (Ned) J. Hayes, Jr.
Brian A. Ross

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 51

PERFORMANCE GRAPH

The following line graph compares the cumulative total shareholder return (“TSR”) on our common stock from December 31, 2010 through December 31, 2015 with the cumulative total return of the S&P 500, and the cumulative total return of the Nasdaq Telecommunications Index. The graph assumes an initial investment of $100 in our common stock and in each of the S&P 500, and Nasdaq Telecommunications indices on December 31, 2010, and assumes that dividends, if any, were reinvested.

		2010	2011	2012	2013	2014	2015
Alaska Communications Systems Group Inc.	Cum $	100.00	29.80	20.43	22.33	18.85	18.43
S&P 500 Index—Total Returns	Cum $	100.00	102.11	118.45	156.82	178.28	180.75
NASDAQ Telecommunications Index	Cum $	100.00	105.74	142.87	207.29	217.85	211.41

Other Business Matters

We do not know of any matters that will be presented at the Annual Meeting other than those discussed in this proxy statement. However, if other matters are properly brought before the Annual Meeting, your proxies will be able to vote those matters at their discretion.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Annual Meeting of Shareholders for 2017 is tentatively scheduled to be held on or about Wednesday, June 7, 2017. If you wish to submit a proposal for possible inclusion in our 2017 proxy statement pursuant to SEC Rule 14a-8, materials must be received by the Corporate Secretary of Alaska Communications Systems Group, Inc. at 600 Telephone Avenue, Anchorage, Alaska 99503, by registered, certified, or express mail no later than December 30, 2016. Shareholder proposals outside the process of Rule 14a-8 and shareholder nominees for director must be received by the Company on or after January 8, 2017 and on or before February 7, 2017. In the event that the date of the Annual Meeting for 2017 is advanced by more than 30 days from the anniversary date of the 2016 Annual Meeting, notice by the shareholder to be timely must be delivered to the Company not later than the close of business on the later of (i) the 120th day prior to such Annual Meeting or (ii) the 10th day following the day on which the Public Announcement (as defined in the Company’s By-laws) of the date of such Annual Meeting is first made. The requirements for such notice are set forth in our By-laws, which can be found on our website at www.alsk.com.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 52

Shareholders may communicate with the Company’s directors at any time via U.S. mail addressed to one or more directors, the Board, or any committee of the Board c/o the Corporate Secretary at 600 Telephone Avenue, MS 65, Anchorage, Alaska 99503. The Corporate Secretary may review and summarize communications received for the purpose of expediting director review as well as forwarding the underlying correspondence.

ADDITIONAL INFORMATION

Annual Report to Shareholders

We are providing a copy of our Annual Report on Form 10-K for the year ended December 31, 2015, together with this proxy statement to shareholders of record as of April 11, 2016. Any shareholder who desires an additional copy may obtain one (excluding exhibits not incorporated by reference in this proxy statement), without charge, by addressing a request to the Corporate Secretary, Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503. We will charge an amount equal to the reproduction cost and postage if exhibits other than those incorporated by reference into this proxy statement are requested.

Quorum

The presence, in person or by proxy, of shareholders holding shares constituting a majority of the voting power of all the then outstanding shares of common stock of the Company entitled to vote generally in the election of directors shall constitute a quorum. If a quorum is not present at the Annual Meeting, the Chair of the Board or a majority in interest of the shareholders present and entitled to vote may adjourn the Annual Meeting.

Shares present, either by proxy or in person, that reflect abstentions or broker non-votes will be counted toward a quorum. Broker “non-votes” occur when a nominee (such as a bank or broker) returns a proxy, but does not have the authority to vote on a particular proposal because it has not received voting instructions from the beneficial owner. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes or abstentions are not considered votes cast on that proposal. Thus, broker non-votes and abstentions will not affect the outcome of any matter being voted on at the Annual Meeting except to change the absolute number, but not the percentage, required for approval of a matter.

About this Proxy Statement

Our Board has made this proxy statement available to you to solicit your vote at the Annual Meeting including any adjournment(s) or postponement(s) or adjourned meeting held thereafter. This proxy statement contains summarized information required to be provided to shareholders under rules promulgated by the SEC and is designed to assist shareholders in voting their shares. On or about April 29, 2016, we will begin mailing a Notice of Internet Availability of Proxy Materials, or the proxy materials, to all shareholders of record at the close of business on April 11, 2016.

The SEC’s rules permit us to deliver a single Notice of Internet Availability or set of Meeting materials to one address shared by two or more of our shareholders. This procedure is known as “householding.” Although we do not “household” for registered shareholders, a number of brokerage firms have instituted householding for shares held in street name. This procedure reduces our printing and mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards, and householding will not affect the mailing of account statements or special notices in any way. If you wish to receive separate copies of our Annual Report, proxy statement or notice of proxy materials in the future, please contact the bank, broker or other nominee through which you hold your shares.

Dissenting shareholders will not have the right to obtain appraisal of or payment for such shareholders’ common stock with respect to any matter to be acted upon at the 2016 Annual Meeting.

Heidi L. Thomerson, an employee of the Company designated by the Corporate Secretary, will act as Inspector of Elections, and Mediant Communications, LLC will act as tabulator of the votes for bank, broker and other shareholder of record proxies.

Attending the Annual Meeting

If you attend the Annual Meeting, you will be asked to present photo identification, such as a driver’s license. If you are a holder of record, the top half of your proxy card or your Notice of Internet Availability is your admission ticket. If you hold your shares in street names, you will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 53

If you want to vote your shares held in street name in person, you must get a legal proxy in your name from the broker, bank or other nominee that holds your shares.

Costs of Proxies

Alaska Communications Systems Group, Inc. is soliciting the proxies and will bear the cost of solicitation. In addition to mailing a Notice of Internet Availability of Proxy Materials or this proxy statement to you, we may also make additional solicitations by telephone, facsimile or other forms of communication. We have retained Advantage Proxy to act as a proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay Advantage Proxy $5,000 plus reasonable out-of-pocket expenses for proxy solicitation services.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of Alaska Communications Systems Group, Inc. under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Shareholder List

During the ten days prior to the Annual Meeting a list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company located at 600 Telephone Avenue, Anchorage, Alaska. A list of shareholders entitled to vote at the Annual Meeting will also be available at the Annual Meeting.

Non-GAAP Financial Measures and Performance Metrics

Information on how we calculate the following metrics:

•	Adjusted EBITDA: is not a Generally Accepted Accounting Principle (“GAAP”) measure and our measurement of Adjusted EBITDA may differ from other companies. For a reconciliation of Adjusted EBITDA to the GAAP measure of net income, please refer to our Annual Report on Form 10-K for the year ended December 31, 2015.

•	Adjusted Operating Cash Flow: for the purposes of incentive compensation, is calculated as annual Adjusted EBITDA of $49.946 million less cash interest expense of $16.101 million. For this metric, a minimum threshold for vesting of long-term awards was set at 25% ($12.5 million) of the 2015 budgeted annual Adjusted EBITDA of $50.2 million.

•	Leverage Ratio: as used for incentive compensation is the ratio of net debt (debt minus cash) to annual Adjusted EBITDA.

•	Net Promoter Score (“NPS”): is measure of customer satisfaction determined through customer satisfaction surveys that ask business customers, on a scale of zero to ten, how likely they are to recommend Alaska Communications to a friend or colleague. Business NPS is calculated using responses from enterprise and small and medium business customers equally weighted. We use a third-party vendor to conduct the surveys and report customer responses. For this metric, a minimum threshold for vesting of long-term awards was set at 25% ($12.5 million) of the 2015 budgeted annual Adjusted EBITDA of $50.2 million.

•	Q4 Adjusted EBITDA: for the purpose of incentive compensation measure uses Adjusted EBITDA, discussed above, but limited to results for the fourth quarter of 2015.

•	Total Service and Other Revenue: as reported in our Annual Report on Form 10-K for the year ended December 31, 2015 includes total service revenue, equipment sales and installations, access and high cost support revenues and other revenue totaling $219.8 million. For the purpose of incentive compensation, the Compensation Committee provided for a reduction of $1.9 million from the actual results for revenue that was previously recorded as wireless revenue to arrive at our achievement at $217.9 million.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 54

Caution Concerning Forward-Looking Statements

This document contains “forward-looking statements” that are statements related to future events that by their nature address matters that are, to different degrees, uncertain. For details on the uncertainties that may cause our actual future results to be materially different than those expressed in our forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. This document may also include certain forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 55

DIRECTIONS TO THE ANNUAL MEETING

The 2016 Annual Meeting of Shareholders of Alaska Communications Systems Group, Inc. will be held on Tuesday, June 9, 2016, beginning at 8:30 a.m. Alaska time, at the Alaska Communications Business Technology Center located at 600 East 36th Avenue, Anchorage, Alaska. Doors to the Annual Meeting will open at 8:00 a.m.

Directions from Ted Stevens International Airport to the Annual Meeting at 600 Telephone Avenue:

1.	From the Airport (marked on map with an airplane), head West on W. International Airport Road.

2.	Continue along W. Airport Road for .2 miles

3.	Turn left toward W. International Airport Road.

4.	Take a slight left onto W. International Airport Road.

5.	Continue on W. International Airport Road for 2 miles.

6.	Use the right lane to take the Minnesota Drive N. ramp toward downtown.

7.	Merge onto Minnesota Drive/Walter J. Hickel Parkway.

8.	Turn right onto W. Tudor Road.

9.	Use the left 2 lanes to turn left onto C street.

10.	Continue onto A street.

11.	Turn right into E. 36th Avenue.

12.	Arrive at the Alaska Communications Business Technology Center on your right, at 600 East 36th Avenue.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement | 56

        ANNUAL MEETING OF ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

Date:	June 7, 2016
Time:	8:30 A.M. (Alaska Daylight Time)
Place:	Alaska Communications Business Technology Center, 600 36th Avenue;
Anchorage, Alaska 99503 See Voting Instructions on Reverse Side.

        Please make your marks like this: ☒ Use dark black pencil or pen only

        Board of Directors recommends a vote FOR ALL of the listed nominees:

1:	Election of Directors. The nominees are:

		For	Against	Abstain
	01) Edward (Ned) J. Hayes, Jr.	☐	☐	☐

	02) Margaret L. Brown	☐	☐	☐

	03) David W. Karp	☐	☐	☐

	04) Peter D. Ley	☐	☐	☐

	05) Brian A. Ross	☐	☐	☐

	06) Anand Vadapalli	☐	☐	☐

Board of Directors recommends a vote FOR the following proposals:

		For	Against	Abstain

2:	To provide an advisory vote approving the company’s executive compensation.	☐	☐	☐

3:	To ratify the appointment of Moss Adams LLP as the company’s independent registered public accounting firm for the year ending December 31, 2016.	☐	☐	☐

	To attend the meeting and vote your shares in person, please mark this box. Authorized Signatures - This section must be completed for your Instructions to be executed.		☐

Please Sign Above	Please Date Above

Please Sign Above	Please Date Above
(Joint Owners)

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting to be held on Tuesday, June 7, 2016

for Stockholders as of April 11, 2016

VOTE BY:
INTERNET		TELEPHONE

Go To
www.proxypush.com/alsk		866-390-5401

• Cast your vote online.	OR	• Use any touch-tone telephone.
• View Meeting Documents.		• Have your Proxy Card/Voting Instruction Form ready.
• Follow the simple recorded instructions.

OR	MAIL

• Mark, sign and date your Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return yourProxy Card/Voting Instruction Form in the postage-paid envelope provided.

All proxies must be received by 5:00 P.M., Eastern Daylight Time Monday, June 06, 2016.

All proxies for Alaska Communications plan participants must be received by 5:00 P.M.,

Eastern Daylight Time Thursday, June 02, 2016.

PROXY TABULATOR FOR

ALASKA COMMUNICATIONS
P.O. Box 8016
Cary, NC 27512-9903

EVENT #

CLIENT #

Revocable Proxy — Alaska Communications Systems Group, Inc.

Annual Meeting of Stockholders on June 7, 2016

beginning at 8:30 A.M. (Alaska Daylight Time)

This Proxy is Solicited on Behalf of the Board of Directors.

The signatory(ies) hereby appoints Leonard Steinberg, Senior Vice President, Legal, Regulatory and Government Affairs and Corporate Secretary, and Laurie Butcher, Vice President, Finance and Controller, and each of them, proxies with power of substitution to vote on behalf of the signatory(ies) all shares that the signatory(ies) may be entitled to vote at the Annual Meeting of Stockholders of Alaska Communications Systems Group, Inc. (the “Company”) on June 7, 2016, and any adjournments thereof, with all powers that the signatory(ies) would possess if personally present, with respect to the following:

The shares represented by this proxy will be voted as specified on the reverse side. You are encouraged to specify your choice by marking the appropriate box(es) (SEE REVERSE SIDE) but you need not mark any box, if you wish to vote in accordance with the Board of Directors’ recommendations. However, the Named Proxies cannot vote your shares unless you sign and return this Proxy Card in accordance with the voting instructions. The proxies are authorized to vote in their discretion as to other matters that may come before this meeting. A majority of the proxies or substitutes at the meeting may exercise all the powers granted hereby.